EXHIBIT 10.14

File No.______________________

INDUSTRIAL SPACE LEASE

THIS LEASE, dated August 1, 2005, is made by and between RENCO EQUITIES IV, a California partnership ("Landlord"), and Mattson Technology, Inc., a Delaware corporation ("Tenant"), to be effective and binding upon the parties as of the date the last of the designated signatories to this Lease shall have executed this Lease (the "Effective Date of this Lease").

ARTICLE 1
REFERENCE

1.1    Reference. All references in this Lease (subject to any further clarifications contained in this Lease) to the following terms shall have the following meaning or refer to the respective address, person, date, time period, amount, percentage, calendar year or fiscal year as below set forth:

A. Tenant's Address for Notices:	47131 Bayside Parkway Fremont, California 94538

B. Tenant's Representative: Phone Number:	Mr. John R. Horn (510) 492-6185 John.Horn@mattson.com

C. Landlord's Address for Notices:	RENCO EQUITIES IV 1285 Oakmead Parkway Sunnyvale, California 94085

D. Landlord's Representative: Phone Number:	Mr. William N. Neidig (408) 730-5500 neidig@rencoprop.com

E. Intended Commencement Date:	June 1, 2007 or upon the earlier termination of the lease by And between Landlord and Lam Research Corporation, for the Premises, which ever occurs sooner.

F. Intended Term:	Ten (10) years or longer if the Term commences prior to June 1, 2007 as set forth above.

G. Lease Expiration Date:	May 31, 2017

H. Tenant's Punchlist Period:	N/A

I. First Month's Prepaid Rent:	$115,838.00

J. Last Month's Prepaid Rent:	N/A

K. Tenant's Security Deposit:	$158,190.00

L. Late Charge Amount:	Five (5%) of the Delinquent Amount

M. Tenant's Required Liability coverage:	$3,000,000.00 Combined Single Limit

N. Tenant's Number of Parking Spaces:	400

O. Brokers:	Cornish & Carey Commercial and Staubach

P. Project or Property: That certain real property situated in the City of Fremont County of Alameda, State of California, as presently improved with one (1) building, which real property is shown on the Site Plan attached hereto as Exhibit "A" and is commonly known as Renco 38 or otherwise described as follows:

47131 Bayside Parkway
Fremont, California 94538

Q. Building: That certain Building within the Project in which the Leased Premises are located, which Building is shown outlined in red on Exhibit "A" hereto.

R. Common Areas: The "Common Areas" shall mean those areas within the Project, which are located outside the buildings and which are provided and designated by Landlord from time to time for general use by tenants of the Project including driveways, pedestrian walkways, parking spaces, landscaped areas and enclosed trash disposal areas.

S. Leased Premises: That certain space which is shown outlined in red on the Floor Plan attached hereto as Exhibit "B" consisting of approximately 100,728 square feet of gross leasable area and, for purposes of this Lease, agreed to contain said number of square feet. The Leased Premises are commonly known as or otherwise described as follows:

Renco 38
47131 Bayside Parkway
Fremont, California 94538

T. Base Monthly Rent: The term "Base Monthly Rent" shall mean the following:

Period	Base Monthly Rent
Lease Commencement through May 31, 2008	$115,838.00
June 1, 2008 through May 31, 2009	$119,892.00
June 1, 2009 through May 31, 2010	$124,090.00
June 1, 20010 through May 31, 2011	$128,434.00
June 1, 20011 through May 31, 2012	$132,930.00
June 1, 20012 through May 31, 2013	$137,853.00
June 1, 20013 through May 31, 2014	$142,677.00
June 1, 20014 through May 31, 2015	$147,671.00
June 1, 20015 through May 31, 2016	$152,840.00
June 1, 20016 through May 31, 2017	$158,190.00

U. Permitted Use: The term "Permitted Use" shall mean the following:

Research, and development, office, light manufacturing, storage of Tenant's products, clean rooms

V. Exhibits: The term "Exhibits" shall mean the Exhibits to this Lease which are described as follows:

Exhibit "A" - Site Plan showing the Project and delineating the Building in which the Leased Premises are located.
Exhibit "B" - Floor Plan outlining the Leased Premises.

Exhibit "C"- Intentionally Omitted

Exhibit "D" - Acceptance Agreement

Exhibit "E"- Form Of Letter Of Credit

Exhibit "F"- Estoppel Agreement and Subordination Agreement

W. Addenda: The term "Addenda" shall mean the Addendum (or Addenda) to this Lease, which is (or are) described as follows: First Addendum To Lease Dated August 1, 2005.

ARTICLE 2
LEASED PREMISES, TERM AND POSSESSION

2.1    Demise Of Leased Premises: Landlord hereby leases to Tenant and Tenant hereby leases from Landlord for the Lease Term and upon the terms and subject to the conditions of this Lease, that certain interior space described in Article 1(s) as the Leased Premises. Tenant's lease of the Leased Premises, together with the appurtenant right to use the Common Areas as described in Article 2.2 below, shall be conditioned upon and be subject to the continuing compliance by Tenant with (i) all the terms and conditions of the Lease, (ii) all Laws governing the use of the Leased Premises and the Project, (iii) all Private Restrictions, easements and other matters now of public record respecting the use of the Leased Premises and the Project, and (iv) all reasonable rules and regulations from time to time established by Landlord.

2.2    Right to Use Common Areas. As an appurtenant right to Tenant's right to the use of the Leased Premises. Tenant shall have the non-exclusive right to use the Common Areas in conjunction with other tenants of the Project and their invitees, subject to the limitations of such use as set forth in Article 4 and solely for the purposes for which they were designated and intended. Tenant's right to use the Common Areas shall terminate concurrently with any termination of this Lease.

2.3    Lease Commencement Date and Lease Term. The term of this Lease shall begin, and the Lease Commencement Date shall be deemed to have occurred, on the Intended Commencement Date (as set forth in Article 1) unless Landlord is unable to deliver possession of the Leased Premises to Tenant on the Intended Commencement Date, in which case the Lease Commencement Date shall be as determined pursuant to Article 2.4 below. The term of the Lease shall end on the Lease Expiration Date (as set forth in Article 1), irrespective of whatever date the Lease Commencement Date is determined to be pursuant to the foregoing sentence. The Lease Term shall be that period of time commencing on the Lease Commencement Date and ending on the Lease Expiration Date (the "Lease Term").

2.4    Delivery of Possession. By execution of this Lease, Tenant accepts possession of the Leased Premises in the presently existing condition.

2.5    Acceptance of Possession. Tenant acknowledges that it has inspected the Leased Premises and accepts them in their existing condition.

2.6    Surrender of Possession. See Addendum entered into concurrently with this Lease.

2.7    Early Occupancy. If Tenant enters into possession of the Leased Premises prior to the Intended Commencement Date (or permits its contractors to enter the Leased Premises prior to the Intended Commencement Date), unless otherwise agreed in writing by Landlord, the Lease Commencement Date shall be deemed to have occurred on such sooner date, and Tenant shall be obligated to perform all its obligations under this Lease, including the obligation to pay rent, from that sooner date.

ARTICLE 3
RENT, LATE CHARGES AND SECURITY DEPOSITS

3.1    Base Monthly Rent. Commencing on the Lease Commencement Date (as determined pursuant to Article 2.3 above) and continuing throughout the Lease Term, Tenant shall pay to Landlord without prior demand therefor, in advance on the first day of each calendar month, as base monthly rent, the amount set forth as "Base Monthly Rent" in Article 1 ("Base Monthly Rent").

3.2    Additional Rent. Commencing on the Lease Commencement Date (as determined pursuant to Article 2.3 above) and continuing throughout the Lease Term, in addition to the Base Monthly Rent, Tenant shall pay to Landlord as additional rent (the "Additional Rent") the following amounts:

  An amount equal to all Property Operating Expenses (as defined in Article 13) incurred by Landlord. Payments shall be made by whichever of the following methods (or combination of methods) is (are) from time to time designed by Landlord:
    Landlord may bill to Tenant, on a periodic basis not more frequently than monthly, the amount of such expenses (or group of expenses) as paid or incurred by Landlord, and Tenant shall pay to Landlord the amount of such expenses within ten days after receipt of a written bill therefore from Landlord; and/or
    Landlord may deliver to Tenant Landlord's reasonable estimate of any given expense (such as Landlord's Insurance Costs or Real Property Taxes), or group of expenses, which it anticipates will be paid or incurred for the ensuing calendar or fiscal year, as Landlord may determine, and Tenant shall pay to Landlord an amount equal to the estimated amount of such expenses for such year in equal monthly, installments during such year with the installments or Base Monthly Rent.
    Landlord reserves the right to change from time to time the methods of billing Tenant for any given expense or group of expenses or the period basis on which such expenses are billed.
  Landlord's share of the consideration received by Tenant upon certain assignments and sublettings as required by Article 7.
  Any legal fees and costs that Tenant is obligated to pay or reimburse to Landlord pursuant to Article 13; and
  Any other charges or reimbursements due Landlord from Tenant pursuant to the terms of this Lease other than late charges and interest on a defaulted rent.

3.3    Year-End Adjustments. If Landlord shall have elected to bill Tenant for the Property Operating Expenses (or any group of such expenses) on an estimated basis in accordance with the provisions of Article 3.2A(2) above, Landlord shall furnish to Tenant within three months following the end of the applicable calendar or fiscal year, as the case may be, a statement setting forth (i) the amount of such expenses paid or incurred during the just ended calendar or fiscal year, as appropriate, and (ii) the amount that Tenant has paid to Landlord for credit against such expenses for such period. If Tenant shall have paid more than its obligation for such expenses for the stated period. Landlord shall, at its election, either (i) credit the amount of such overpayment toward the next ensuing payment or payments of Additional Rent that would otherwise be due or (ii) refund in cash to Tenant the amount of such overpayment. If such year-end statement shall show that Tenant did not pay its obligation for such expenses in full, then Tenant shall pay to Landlord the amount of such underpayment within ten days from Landlord's billing of same to Tenant. The provisions of this Article shall survive the expiration or sooner termination of this Lease.

3.4    Late Charge and Interest on Rent in Default. Tenant acknowledges that the late payment by Tenant of any monthly installment of Base Monthly Rent or any Additional Rent will cause Landlord to incur certain costs and expense not contemplated under this Lease, the exact amounts of which are extremely difficult or impractical to fix. Such costs and expenses will include, without limitation, administration and collection costs and processing and accounting expenses. Therefore, if any installment of Base Monthly Rent is not received by Landlord from Tenant within six calendar days after Tenant's receipt of written notice from Landlord that the same becomes due, Tenant shall immediately pay to Landlord a late charge in an amount equal to the amount set forth in Article 1 as the "Late Charge Amount," and if any Additional Rent is not received by Landlord within ten calendar days after same Tenant's receipt of written notice from Landlord that becomes due, Tenant shall immediately pay to Landlord a late charge in an amount equal to five percent of the Additional Rent not so paid. Landlord and Tenant agree that this late charge represents a reasonable estimate of such costs and expenses and is fair compensation to Landlord for the anticipated loss Landlord would suffer by reason of Tenant's failure to make timely payment. In no event shall this provision for a late charge be deemed to grant to Tenant a grace period or extension of time within to pay any rental installment or prevent Landlord from exercising any right or remedy available to Landlord upon Tenant's failure to pay each rental installment due under this Lease when due, including the right to terminate this Lease. If any rent remains delinquent for a period in excess of twenty calendar days, then, in addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not so paid from said twentieth day at the then maximum rate of interest not prohibited or made usurious by Law until paid.

3.5    Payment of Rent. All rent shall be paid in lawful money of the United States, without any abatement, reduction or offset for any reason whatsoever, to Landlord at such address as Landlord may designate from time to time. Tenant's obligation to pay Base Monthly Rent and all Additional Rent shall be appropriately prorated at the commencement and expiration of the Lease Term. The failure by Tenant to pay any Additional Rent as required pursuant to this Lease when due shall be treated the same as a failure by Tenant to pay Base Monthly Rent when due, and Landlord shall have the same rights and remedies against Tenant as Landlord would have if Tenant failed to pay the Base Monthly Rent when due.

3.6    Prepaid Rent. Concurrent with the execution of this Lease, Tenant shall pay to Landlord the amount set forth in Article 1 as "First Month's Prepaid Rent" as prepayment of rent or credit against the first installment(s) of Base Monthly Rent due hereunder. Additionally, Tenant has paid to Landlord the amount set forth in Article 1 as "Last Month's Prepaid Rent" as prepayment of rent for credit against the last installment(s) of Base Monthly Rent due hereunder, subject, however, to the provisions of Article 3.7 below.

3.7    Security Deposit. Concurrent with the execution of this Lease, Tenant shall deposit with Landlord the amount set forth in Article 1 as the "Security Deposit" as security for the performance by Tenant of the terms of this Lease to be performed by Tenant, and not as prepayment of rent, Landlord may apply such portion or portions of the Security Deposit as are reasonably necessary for the following purposes: (i) to remedy any default by Tenant, in the payment of Base Monthly Rent or Additional Rent or a late charge or interest on defaulted rent; (ii) to repair damage to the Leased Premises, the Building or the Outside Areas caused by Tenant; (iii) to clean and repair the Leased Premises, the Building or the Outside Areas following their surrender to Landlord if not surrendered in the condition required pursuant to the provisions of Article 2; and (iv) to remedy any other default of Tenant to the extent permitted by Law, including, without limitation, paying in full on Tenant's behalf any sums claimed by materialmen or contractors of Tenant to be owing to them by Tenant for work done or improvements made at Tenant's request to the Leased Premises. In this regard, Tenant hereby waives any restriction on the uses to which the Security Deposit may be applied as contained in Section 1950.7(c) of the California Civil Code and/or any successor statute. In the event the Security Deposit or any portion thereof is so used, Tenant shall pay to Landlord, promptly upon demand, an amount in cash sufficient to restore the Security Deposit to the full original sum. If Tenant fails to promptly restore the Security Deposit and if Tenant shall have paid to Landlord any sums as "Last Month's Prepaid Rent," Landlord may, in addition to any other remedy Landlord may have under this Lease, reduce the amount of Tenant's Last Month's Prepaid Rent by transferring all or portions of such Last Month's Prepaid Rent to Tenant's Security Deposit until such Security Deposit is restored to the amount set forth in Article 1. Landlord shall not be deemed a trustee of the Security Deposit. Landlord may use the Security Deposit in Landlord's ordinary business and shall not be required to segregate it from its general accounts. Tenant shall not be entitled to any interest on the Security Deposit. If Landlord transfers the Building or the Property during the Lease Term, Landlord may pay the Security Deposit to any subsequent owner in conformity with the provisions of Section 1950.7 of the California Civil Code and/or any successor statute, in which event the transferring landlord shall be released from all liability for the return of the Security Deposit. Tenant specifically grants to Landlord (and Tenant hereby waives the provisions of California Civil Code Section 1950.7 to the contrary) a period of sixty days following a surrender of the Leased Premises by Tenant to Landlord within which to return the Security Deposit (less permitted deductions) to Tenant, it being agreed between Landlord and Tenant that sixty days is a reasonable period of time within which to inspect the Leased Premises, make required repairs, receive and verify workmen's billings therefor, and prepare a final accounting with respect to such deposit. In no event shall the Security Deposit, or any portion thereof, be considered prepaid rent.

ARTICLE 4
USE OF LEASED PREMISES AND OUTSIDE AREA

4.1    Permitted Use. Tenant shall be entitled to use the Leased Premises solely for the "Permitted Use" as set forth in Article 1 and for no other purpose whatsoever. Tenant shall leave the right to use the Outside Areas in conjunction with its Permitted Use of the Leased Premises solely for the purposes for which they were designed and intended and for no other purpose whatsoever.

4.2    General Limitations on Use. Tenant shall not do anything to in or about the Leased Premises, the Building, the Outside Areas or the Property which does or could (i) unreasonably jeopardize the structural integrity of the Building or (ii) cause damage to any part of the Leased Premises, the Building, the Outside Areas or the Property. Tenant shall not operate any equipment within the Leased Premises which does or could (i) unreasonably injure, vibrate, or shake the Leased Premises or the Building, (ii) damage, overload, corrode, or impair the efficient operation of any electrical, plumbing, sewer, heating, ventilating or air conditioning systems within or servicing the Leased Premises or the Building, or (iii) damage or impair the efficient operation of the sprinkler system (if any) within or servicing the Leased Premises or the Building, except with Landlord's prior written consent. Tenant shall not install any equipment or antennas on or make any penetrations of the exterior walls or roof of the Building. Tenant shall not affix any equipment to or make any penetrations or cuts in the floor, roof or exterior walls of the Leased Premises. Tenant shall not place any loads upon the floors, walls, ceiling or roof systems which could endanger the structural integrity of the Building or damage its floors, foundations or supporting structural components. Tenant shall not place any explosive, flammable or Hazardous Materials in the drainage systems of the Leased Premises, the Building, the Outside Areas or the Property. Tenant shall not drain or discharge any fluids in the landscaped areas or across the paved areas of the Property. Tenant shall not use any of the Outside Areas for the storage of its materials, supplies, inventory or equipment, and all such materials, supplied, inventory or equipment shall at all times be stored within the Leased Premises. Tenant shall not commit nor permit to be committed any waste in or about the Leased Premises, the Building, the Outside Areas or the Property.

4.3    Noise and Emissions. All noise generated by Tenant in its use of the Leased Premises shall be confined or muffled so that it does not interfere with the businesses of or annoy the occupants and/or users of adjacent properties. All dust, fumes, odors and other emissions generated by Tenant's use of the Leased Premises shall be sufficiently dissipated in accordance with sound environmental practices and exhausted from the Leased Premises in such a manner so as not to interfere with the businesses of or annoy the occupants and/or users of adjacent properties, or cause any damage to the Leased Premises, the Building, the Outside Areas or the Property or any component part thereof or the property of adjacent property owners.

4.4    Trash Disposal. Tenant shall provide trash bins (or other adequate garbage disposal facilities) within the trash enclosure areas provided or permitted by Landlord outside the Leased Premises sufficient for the interim disposal of all of its trash, garbage and waste. All such trash, garbage and waste temporarily stored in such areas shall be stored in such a manner so that it is not visible from outside of such areas, and Tenant shall cause such trash, garbage and waste to be regularly removed from the Property at Tenant's sole cost. Tenant shall at all times keep the Leased Premises, the Building, the Outside Areas and the Property in a clean, safe and neat condition free and clear of all trash, garbage, waste and/or boxes, pallets and containers containing same at all times.

4.5    Signs. Other than one business identification sign which is first approved by Landlord in accordance with this Article, Tenant shall not place or install on or within any portion of the Leased Premises, the exterior of the Building, the Outside Areas or the Property any sign, advertisement, banner, placard, or picture which is visible from the exterior of the Leased Premises. Tenant shall not place or install on or within any portion of the Lease Premises, the exterior of the Building, the Outside Areas of the Property any business identification-identification sign which is visible from the exterior of the Leased Premises until Landlord shall have first approved in writing the location, size, content, design, method of attachment and material to be used in the making of such sign. Any sign, once approved by Landlord, shall be installed only in strict compliance with Landlord's approval, at Tenant's expense, using a person first approved by Landlord to install same. Landlord shall not unreasonably withhold its approval of Tenant's signs. Landlord may remove any signs (which have not been first approved in writing by Landlord), advertisements, banners, placards or pictures so placed by Tenant on or within the Leased Premises, the exterior of the Building, the Outside Areas or the Property and charge to Tenant the cost of such removal, together with any costs incurred by Landlord to repair any damage caused thereby, including any cost incurred to restore the surface upon which such sign was so affixed to its original condition. Tenant shall remove all of Tenant's signs, repair any damage caused thereby, and restore the surface upon which the sign was affixed to its original condition, all to Landlord's reasonable satisfaction, upon the termination of this Lease.

4.6    Compliance with Laws and Private Restrictions. Tenant shall abide by and shall promptly observe and comply with, at its sole cost and expense, all Laws and Private Restrictions respecting the use and occupancy of the Leased Premises, the Building, the Outside Areas or the Property, including, without limitation, all Laws governing the use and/or disposal of hazardous materials.

4.7    Compliance with Insurance Requirements. With respect to any insurance policies required or permitted to be carried by Landlord in accordance with the provisions of this Lease, Tenant shall not conduct (or permit any other person to conduct) any activities nor keep, store or use (or allow any other person to keep, store or use) any item or thing within the Leased Premises, the Building, the Outside Areas or the Property which (i) is prohibited under the terms of any of such policies, (ii) could result in the termination of the coverage afforded under any of such policies, (iii) could give to the insurance carrier the right to cancel any of such policies, or (iv) could cause an increase in the rates (over standard rates) charged for the coverage afforded under any of such policies. Tenant shall comply with all requirements of any insurance company, insurance underwriter, or Board of Fire Underwriters which are necessary to maintain, at standard rates, the insurance coverages carried by either Landlord or Tenant pursuant to this Lease.

4.8    Landlord's Right to Enter. Landlord and its agents shall have the right to enter the Leased Premises during normal business hours after giving Tenant 24 hour notice except in an emergency and subject to Tenant's reasonable security measures for the purpose of (i) inspecting the same; (ii) showing the Leased Premises to prospective purchasers or mortgagees; (iii) making necessary alterations, additions or repairs; (iv) performing any of Tenant's obligations which Tenant has failed to do so. After expiration of all notice and cure periods, Landlord shall have the right to enter the Leased Premises during normal business hours (or as otherwise agreed) subject to Tenant's reasonable security measures, for purposes of supplying any maintenance or services agreed to be supplied by Landlord. Landlord shall have the right to enter the Outside Areas during the normal business hours for purposes of (i) inspecting the exterior of the Building and the Outside Areas, (ii) posting notices of non- responsibility, or "For Lease" of signs and showing the space to prospective tenants in last 6 months of Lease, and (iii) supplying any services to be provided by Landlord. Any entry into the Leased Premises or the Outside Areas obtained by Landlord in accordance with this Article shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Lease Premises, or an eviction, actual or constructive or Tenant from the Leased Premises or any portion thereof.

4.9    Use of Outside Areas. Tenant, in its use of the Outside Areas, shall at all times keep the Outside Areas in a safe condition free and clear of all materials, equipment, debris, trash (except within existing enclosed trash areas), inoperable vehicles, and other items which are not specifically permitted by Landlord to be stored or located thereon by Tenant. If, in the opinion of Landlord, unauthorized persons are using any of the Outside Areas by reason of, or under claim of, the express or implied authority or consent of Tenant, then Tenant, upon demand of Landlord, shall take reasonable action to restrain such unauthorized use, and shall initiate such appropriate proceedings as may be required to so restrain such use.

4.10    Rules and Regulations. Landlord shall have the right from time to time to establish reasonable rules and regulations and/or amendments or additions thereto resulting the use of the Leased Premises and the Outside Areas for the care and orderly management of the Property. Upon delivery to Tenant of a copy of such rules and regulations or any amendments or addition thereto, Tenant shall comply with such rules and regulations. A violation by Tenant of any such rules and regulations shall constitute a default by Tenant under this Lease. If there is a conflict between the rules and regulations and any of the provisions of this Lease, the provisions of this Lease shall prevail. Landlord shall not be responsible or liable to Tenant for the violation of such rules and regulations by any other tenant of the Property.

4.11    Outside Areas. No materials, pallets, supplies, tanks or containers whether above or below ground level, equipment, finished products or semi-finished products, raw materials, inoperable vehicles or articles of any nature shall be stored upon or permitted to remain outside of the Leased Premises except in fully fenced and screened areas outside the Building which have been designed for such purposes and have been approved in writing by Landlord for such use by Tenant. Tenant may mark parking spaces on the Property for its exclusive use.

4.12    Hazardous Materials. Landlord and Tenant agree as follows with respect to the existence or use of Hazardous Materials on the Property:

  Any handling, transportation, storage, treatment, disposal or use of Hazardous Materials by Tenant, Tenant's Agents, or any other party after the Effective Date of this Lease in or about the Property shall strictly comply with all applicable Hazardous Materials Laws. Tenant shall indemnify, defend upon demand with counsel reasonably acceptable to Landlord, and hold harmless Landlord from and against any and all liabilities, losses, claims, damages, lost profits, consequential damages, interest, penalties, fines, court costs, remediation costs, investigation costs, and other expenses which result from or arise in any manner whatsoever out of the use, storage, treatment, transportation, release, or disposal of Hazardous Materials on or about the Property by Tenant, Tenant's Agents, Permittees, or Invitees after the Effective Date and throughout the term of this Lease.
  If the presence of Hazardous Materials on the Property caused or permitted by Tenant, Tenant's Agents, Permittees or Invitees after the Effective Date of this Lease results in contamination or deterioration of water or soil or any other party of the Property, then Tenant shall promptly take any and all action necessary to investigate and remediate such contamination. Tenant shall further be solely responsible for, and shall defend, indemnify and hold Landlord and its agents harmless from and against all claims, costs and liabilities, including attorneys' fees and costs, arising out of or in connection with Tenant's use of Hazardous Materials on the Property.
  Landlord and Tenant shall each give written notice to the other as soon as reasonably practicable of (i) any communication received from any governmental authority concerning Hazardous Materials which relates to the Property, and (ii) any contamination of the Property by Hazardous Materials which constitutes a violation of any Hazardous Materials Law. Tenant may use small quantities of household chemicals, such as adhesives, lubricants and cleaning fluids in order to conduct its business at the Premises and such other Hazardous Materials as are necessary to the operation of Tenant's business of which Landlord receives notice prior to such Hazardous Materials being brought onto the Property by Tenant (or any portion thereof) and which Landlord consents in writing may be brought onto the Property. In granting Landlord's consent, Landlord may specify the location and manner or use, storage or handling of any Hazardous Material. Landlord's consent shall in no way relieve Tenant from any of its obligations as contained herein. Tenant shall notify Landlord in writing at least ten (10) days prior to Tenant bringing any Hazardous Material on the Leased Premises, Building, Common Areas, Outside Areas and/or Property. Tenant shall provide Landlord with a list of all Hazardous Materials and the quantities of each Hazardous Material to be stored on any portion of the Property, and upon Landlord's request, Tenant shall provide Landlord with copies of any and all Hazardous Materials Management Plans, Material Safety Data Sheets, Hazardous Waste Manifests and other documentation maintained or received by Tenant pertaining to the Hazardous Materials used, stored or transported, or to be used, stored or transported, on any portion of the Property. At any time during the Lease Term, Tenant shall, within five days after written request therefor received from Landlord, disclose in writing all Hazardous Materials that are being used by Tenant on the Property (or have been used on the Property), the nature of such use and the manner of storage and disposal.
  Landlord may cause testing wells to be installed on the Property, and may cause the ground water to be tested to detect the presence of Hazardous Materials by the use of such tests as are then customarily used for such purposes. If Tenant so requests, Landlord or Tenant shall supply Tenant or Landlord with copies of such test results. The cost of such tests and of the installation, maintenance, repair and replacement of such wells shall be paid by Tenant or Landlord if such tests disclose the existence of Hazardous Materials deposited by Landlord or Tenant as appropriate. In the event the tests do not disclose the presence of Hazardous Materials, or disclose Hazardous Materials not deposited by the other party, then the costs of the tests shall be paid by the party who conducted said tests. Landlord may retain consultants to inspect the Property, conduct periodic environmental audits, and review any information provided by Tenant. Tenant shall pay the reasonable cost of fees charged by Landlord and/or Landlord's consultants as a Property Maintenance Cost.
  Upon the expiration or earlier termination of the Lease, Tenant, at its sole cost, shall remove all Hazardous Materials from the Property caused by Tenant, Tenant's Agents, Permittees or Invitees. If Tenant fails to so surrender the Property, Tenant shall indemnify and hold Landlord harmless from all damages resulting from Tenant's failure to surrender the Property required by this Subsection, including, without limitation, any claims or damages in connection with the condition of the Property, including, without limitation, damages occasioned by the inability to release the Property (or any portion thereof) or a reduction in the fair market and/or rental value of the Property, Building, Common Areas, Outside Areas and/or Property by reason of the existence of any Hazardous Materials in or around the Leased Premises, Building, Common Areas, Outside Areas and/or Property caused by Tenant, Tenant's Agents, Permittees or Invitees. If any action is required to be taken by a governmental authority to test, monitor and/or clean up Hazardous Materials from the Leased Premises, Building, Common Areas, Outside Areas and/or Property and such action is not completed prior to the expiration or earlier termination of the Lease. Landlord shall be entitled to all damages directly or indirectly incurred in connection, as a result of any release of Hazardous Materials caused or permitted by Tenant, Tenant's Agents, Permittees or Invitees, including, without limitation, damages occasioned by the inability to release the Property or a reduction of the fair market and/or rental value of the Leased Premises, Building, Common Areas, Outside Areas and/or Property.
  As used herein, the term "Hazardous Material(s)" means any hazardous or toxic substance, material or waste, which is or becomes regulated by any federal, state, regional or local governmental authority because it is in any way hazardous, toxic, carcinogenic, mutagenic or otherwise adversely affects any part of the environment or creates risks of any such hazards or effects, including, but not limited to, petroleum, asbestos and polychlorinated biphenyls and any material, substance or waste (a) defined as a "hazardous waste," "extremely hazardous waste" or "restricted hazardous waste" under Sections 25115, 25117 or 25122.7 or listed pursuant to Section 25140 of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law); (b) defined as a "hazardous substance" under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley Tanner Hazardous Substance Account Act); (c) defined as "hazardous material," "hazardous substance" or "hazardous waste" under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory); (d) defined as a "hazardous substance" under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances); (e) defined as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 United States Code Sections 125, et seq. (33 U.S.C. 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. 1317); (f) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 United States Code Sections 6901, et seq. (42 U.S.C. 6903); (g) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 United States Code Section 9601, et seq. (42 U.S.C. 9601), (h) defined as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. 1251, et seq.) or (i) listed pursuant to Section 307 of the Federal Water Pollution Control Act (33 U.S.C. 1317); (j) regulated under the Toxic Substances Control Act (15 U.S.C. 2601, et seq.); (k) defined as a "hazardous material" under Section 66680 or 66084 of Title 22 of the California Code of Regulations (Administrative Code); (l) listed in the United States Department of Transportation Hazardous Materials Table (49 C.F.R. 172.101); or (m) listed by the Environmental Protection Agency as "hazardous substances" (40 C.F.R. Part 302) and amendments thereto. The term "Hazardous Material Laws" shall mean (i) all of the foregoing laws as amended from time to time and (ii) any other federal, state or local law, ordinance, regulation or order regulating Hazardous Materials.
  Tenant's failure to comply with any of the requirements of this Section regarding the storage, use, disposal or transportation of Hazardous Materials on the Leased Premises, Building, Common Areas, Outside Areas and/or the Property without Landlord's consent shall, after the expiration of all notice and cure periods, be an Event of Default as defined in this Lease. The obligations of Landlord and Tenant under this Section shall survive the expiration or earlier termination of the Lease Term. The rights and obligations of Landlord and Tenant within respect to issues relating to Hazardous Materials are exclusively established by this section. In the event of any inconsistency between any other part of this Lease and this Section, the terms of this Section shall control.

ARTICLE 5
REPAIRS, MAINTENANCE, SERVICES AND UTILITIES

5.1    Repair and Maintenance. Except in the case of damage to or destruction of the Leased Premises, the Building, the Outside Areas or the Property caused by an Act of God or other peril, in which case the provisions of Article 10 shall control, the parties shall have the following obligations and responsibilities with respect to the repair and maintenance of the Leased Premises, the Building and the Outside Areas.

  Tenant's Obligation. Tenant shall, at all times during the Lease Term and at its sole cost and expense, regularly clean and continuously keep and maintain in good order, condition and repair the Leased Premises and every non-structural part thereof, including, without limiting the generality of the foregoing, (i) all interior walls, floors and ceilings, (ii) all windows, doors and skylights, (iii) all electrical wiring, conduits, connectors and fixtures, (iv) all plumbing, pipes, sinks, toilets, faucets and drains, (v) all lighting fixtures, bulbs and lamps, (vi) all heating, ventilating and air conditioning equipment, and (vii) all entranceways to the Leased Premises. Tenant, if requested to do so by Landlord, shall have, at Tenant's sole cost and expense, a licensed heating, ventilating and air conditioning contractor to regularly and periodically (not less frequently than every three months) inspect and perform required maintenance on the heating, ventilating and air conditioning equipment and systems serving the Leased Premises, or alternatively, Landlord may, at its election, contract in its own name for such regular and periodic inspections of and maintenance on such heating, ventilating and air conditioning equipment and systems, and charge to Tenant, as Additional Rent, the reasonable cost thereof. Tenant shall, at all times during the Lease Term, keep in a clean and orderly condition the Outside Areas. Tenant shall regularly and periodically sweep and clean the driveways and parking areas. Tenant shall, at its sole cost and expense, repair all damage to the Leased Premises, the Building, the Outside Areas or the Property caused by the activities of Tenant, its employees, invitees or contractors promptly following written notice from Landlord to so repair such damage (to the extent not covered by insurance required to be maintained hereunder). If Tenant shall fail to perform the required maintenance or fail to make repairs required of it pursuant to this Article within a reasonable period of time following notice from Landlord to do so, then Landlord may, at its election and without waiving any other remedy it may otherwise have under this Lease or at Law, perform such maintenance or make such repairs and charge to Tenant, as Additional Rent, the costs so incurred by Landlord for same. All glass within or a part of the Leased Premises, both interior and exterior, is at the sole risk of Tenant and any broken glass shall promptly be replaced by Tenant, at Tenant's expense, with glass of the same kind, size and quality.
  Landlord's Obligation. Landlord shall, at all times during the Lease Term, maintain in good condition and repair (i) the exterior and structural parts of the Building (including the foundation, subflooring, loadbearing and exterior walls and roof; and (ii) the landscaped areas located outside the Building. The provisions of this Subarticle B shall in no way limit the right of Landlord to charge to Tenant, as Additional Rent pursuant to Article 3 (to the extent permitted pursuant to Article 3), the costs incurred by Landlord in performing such maintenance and/or making such repairs.

5.2    Utilities. Tenant shall arrange, at its sole cost and expense and in its own name, for the supply of gas and electricity to the Leased Premises. Landlord shall maintain the water meter(s) in its own name; provided, however, that if at the time during the Lease Term Landlord shall require Tenant to put the water service in Tenant's name, Tenant shall do so at Tenant's sole cost. Tenant shall be responsible for determining if the local supplier of water, gas and electricity can supply the needs of Tenant and whether or not the existing water, gas and electricity distribution systems within the Building and the Leased Premises are adequate for Tenant's needs. Tenant shall be responsible for determining if the existing sanitary and storm sewer systems now servicing the Leased Premises and the Property are adequate for Tenant's needs. Tenant shall pay all charges for water, gas, electricity and storm and sanitary sewer services as so supplied to the Leased Premises during the Lease Term. Landlord shall not interfere with delivery of utility service to the Property irrespective of whether or not the services are maintained in Landlord's or Tenant's name.

5.3    Security. Tenant acknowledges that Landlord has not undertaken any duty whatsoever to provide security for the Leased Premises, the Building, the Outside Areas or the Property and, accordingly, Landlord is not responsible for the security of same or the protection of Tenant's property or Tenant's employees, invitees or contractors. To the extent Tenant determines that such security or protection services are advisable or necessary, Tenant shall arrange for and pay the costs of providing same.

5.4    Energy and Resource Consumption. Landlord may cooperate in a reasonable manner with the mandatory efforts of governmental agencies and/or utility suppliers in reducing energy or other resource consumption within the Property. Tenant shall not be entitled to terminate this Lease or to any reduction in, or abatement of, rent by reason of such compliance or cooperation. Tenant agrees at all times to cooperate fully with Landlord and to abide by all reasonable rules established by Landlord (i) in order to maximize the efficient operation of the electrical, heating, ventilating and air conditioning systems and all other energy or other resource consumption systems within the Property and/or (ii) in order to comply with the requirements and recommendations of utility suppliers and governmental agencies regulating the consumption of energy and/or other resources.

5.5    Limitation of Landlord's Liability. Except for injury, damage or loss which arises from the negligence, willful misconduct or breach of this Lease by Landlord's agents, employees or contractors, Landlord shall not be liable to Tenant for injury to Tenant, its employees, agents, invitees or contractors, damage to Tenant's property or loss of Tenant's business or profits, nor shall Tenant be entitled to terminate this Lease or to any reduction in or abatement of rent by reason of (i) Landlord's failure to provide security services or systems within the Property for the protection of the Leased Premises, the Building or the Outside Areas, or the protection of Tenant's property or Tenant's employees, invitees, agents or contractors, (ii) Landlord's failure to perform any maintenance or repairs to the Leased Premises, the Building, the Outside Areas or the Property until Tenant shall have first notified Landlord, in writing, of the need for such maintenance or repairs, and then only after Landlord shall have had a reasonable period of time following its receipt of such notice within which to perform such maintenance or repairs, (iii) any failure, interruption, rationing or other curtailment in the supply of water, electric current, gas or other utility service to the Leased Premises, the Building, the Outside Areas or the Property from whatever cause (other than Landlord's sole active negligence or willful misconduct), or (iv) the unauthorized intrusion or entry into the Leased Premises by third parties (other than Landlord).

ARTICLE 6
ALTERATIONS AND IMPROVEMENTS

6.1    Tenant. Tenant shall not make any alterations to or modifications of the Leased Premises or construct any improvements within the Leased Premises until Landlord shall have first approved, in writing, the plans and specifications therefore, which approvals shall not be unreasonably withheld or delayed. Landlord's consent shall not be required for non-structural interior improvements costing less than $10,000 in any calendar year. Plans are required. All such modifications, alterations or improvements, once so approved, shall be made, constructed or installed by Tenant at Tenant's expense (including all permit fees and governmental charges related thereto), using a licensed contractor first approved by Landlord, in substantial compliance with the Landlord approved plans and specifications therefore. All work undertaken by Tenant shall be done in accordance with all Laws and in a good and workmanlike manner using new materials of good quality. Tenant shall not commence the making of any such modifications or alterations or the construction of any such improvements until (i) all required governmental approvals and permits shall have been obtained, (ii) all requirements regarding insurance imposed by this Lease have been satisfied, (iii) Tenant shall have given Landlord at least five business days prior written notice of its intention to commence such work so that Landlord may post and file notices of non-responsibility, and (iv) if requested by Landlord, Tenant shall have obtained contingent liability and broad form builder's risk insurance in an amount reasonably satisfactory to Landlord to cover any perils relating to the proposed work not covered by insurance carried by Tenant pursuant to Article 9. In no event shall Tenant make any modifications, alterations or improvements whatsoever to the Outside Areas or the exterior or structural components of the Building including, without limitation, any cuts or penetrations in the floor, roof or exterior walls of the Leased Premises without Landlord's approval which shall not be unreasonably withheld. As used in this Article, the term "modifications, alterations and/or improvements" shall include, without limitation, the installation of additional electrical outlets, overhead lighting fixtures, drains, sinks, partitions, doorways, or the like.

6.2    Ownership of Improvements. All modifications, alterations or improvements made or added to the Leased Premises by Tenant (other than Tenant's inventory, equipment, movable furniture, wall decorations and trade fixtures) shall be deemed real property and a part of the Leased Premises, but shall remain the property of Tenant during the Lease Term. Any such modifications, alterations or improvements, once completed, shall not be altered or removed from the Leased Premises during the Lease Term without Landlord's written approval first obtained in accordance with the provisions of Article 6.1 above. At the expiration or sooner termination of this Lease, all such modifications, alterations and improvements (other than Tenant's inventory, personal property, equipment, movable furniture, wall decorations and trade fixtures) shall automatically become the property of Landlord and shall be surrendered to Landlord as a part of the Leased Premises as required pursuant to Article 2, unless Landlord shall require Tenant to remove any of such modifications, alterations or improvements in accordance with the provisions of Article 2, in which case Tenant shall so remove same. Landlord shall have no obligation to reimburse to Tenant all or any portion of the cost or value of any such modifications, alterations or improvements so surrendered to Landlord. All modifications, alterations or improvements which are installed or constructed on or attached to the Leased Premises by Landlord at Landlord's expense shall be deemed real property and a part of the Leased Premises and shall be the property of Landlord. All lighting, plumbing, electrical, heating, ventilating and air conditioning fixtures, partitioning, window coverings, wall coverings and floor coverings installed by Tenant shall be deemed improvements to the Leased Premises and not trade fixtures of Tenant.

6.3    Alterations. Tenant shall, at its sole cost make all modifications, alterations and improvements to the Leased Premises that are required by any Law because of (i) Tenant's use or occupancy of the Leased Premises, the Building, the Outside Areas, or the Property, (ii) Tenant's application for any permit or governmental approval, or (iii) Tenant's making of any modifications, alterations or improvements to or within the Leased Premises. If Landlord shall, at any time during the Lease Term, be required by any governmental authority to make any modifications, alterations or improvements to the Building or the Project, the cost incurred by Landlord in making such modifications, alterations or improvements, including an eighteen percent per annum cost of money factor, shall be amortized by landlord over the useful life of such modifications, alterations or improvements, as determined in accordance with generally accepted accounting standards, and the monthly amortized cost of such modifications, alterations and improvements as so amortized shall be considered a Property Maintenance Cost.

6.4    Liens. Tenant shall keep the Property and every part thereof free from any liens and shall pay when due all bills arising out of any work performed, materials furnished, or obligations incurred by Tenant, its agents, employees or contractors relating to the Property. If any such claim of lien is recorded against Tenant's interest in this Lease, the Property or any part thereof, Tenant shall bond against discharge or otherwise cause such lien to be entirely released within 15 days after the same has been so recorded. Tenant's failure to do so shall be conclusively deemed a material default under the terms of this Lease.

ARTICLE 7
ASSIGNMENT AND SUBLETTING BY TENANT

7.1    By Tenant. Tenant shall not sublet the Leased Premises (or any portion thereof) or assign or encumber its interest in this Lease, whether voluntarily or by operation of Law, without Landlord's prior written consent which shall not be unreasonably withheld or delayed first obtained in accordance with the provisions of this Article 7. Any attempted subletting, assignment or encumbrance without Landlord's prior written consent, at Landlord's election, shall constitute a default by Tenant under the terms of the Lease. The acceptance of rent by Landlord from any person or entity other than Tenant, or the acceptance of rent by Landlord from Tenant with knowledge of a violation of the provisions of this Article, shall not be deemed to be a waiver by Landlord of any provision of this Article or this Lease or to be a consent to any subletting by Tenant or any assignment or encumbrance of Tenant's interest in this Lease.

7.2    Merger or Reorganization.

7.3    Landlord's Election. If Tenant shall desire to assign its interest under this Lease or to sublet the Leased Premises, Tenant must first notify Landlord, in writing, of its intent to so assign or sublet, at least 20 days in advance of the date it intends to so assign its interest in this Lease or sublet the Leased Premises but not sooner than one hundred eighty days in advance of such date, specifying in detail the terms of such proposed assignment or subletting, including the name of the proposed assignee or subleasee, the proposed assignee's or subleasee's intended use of the Leased Premises, a current financial statement of such proposed assignee or subleasee and the form of documents to be used in effectuating such assignment or subletting. Landlord shall have a period of 10 days following receipt of such notice within which to do one of the following: (i) consent to such requested assignment or subletting subject to Tenant's compliance with the conditions set forth in Article 7.4 below or (ii) refuse to so consent to such requested assignment or subletting, provided that such consent shall not be unreasonably refused. It shall not be unreasonable for Landlord to withhold its consent to any proposed assignment or subletting if (i) the proposed assignee's or subtenant's anticipated use of the Premises involves the storage, use or disposal of a Hazardous Material; (ii) if the proposed assignee or subtenant has been required by any prior landlord, lender or governmental authority to clean up Hazardous Materials unlawfully discharged by the proposed assignee or subtenant; or (iii) if the proposed assignee or subtenant is subject to investigation or enforcement order or proceeding by any governmental authority in connection with the unlawful use, disposal or storage of a Hazardous Material. During said fifteen day period, Tenant covenants and agrees to supply to Landlord, upon request, all necessary or relevant information which Landlord may reasonably request respecting such proposed assignment or subletting and/or the proposed assignee or subleasee.

7.4    Conditions to Landlord's Consent. If Landlord elects to consent, or shall have been ordered to so consent by a court of competent jurisdiction, to such requested assignment, subletting or encumbrance, such consent shall be expressly conditioned upon the occurrence of each of the conditions below set forth and any purported assignment, subletting or encumbrance made or ordered prior to the full and complete satisfaction of each of the following conditions shall be void and, at the election of Landlord, which election may be exercised at any time following such a purported assignment, subletting or encumbrance but prior to the satisfaction of each of the stated conditions, shall constitute a material default by Tenant under this Lease until cured by satisfying in full each such condition by the assignee, subleases or encumbrances. The conditions are as follows.

  Landlord having approved in form and substance the assignment or sublease agreement (or the encumbrance agreement), which approval shall not be unreasonably withheld by Landlord if the requirements of this Article 7 are otherwise complied with.
  Each such subleasee or assignee having agreed, in writing satisfactory to Landlord and its counsel and for the benefit of Landlord, to assume, to be bound by, and to perform the obligations of this Lease to be performed by Tenant (or, in the case of an encumbrance, each such encumbrancer having similarly agreed to assume, be bound by and to perform Tenant's obligations upon a foreclosure or transfer in lieu thereof).
  Tenant having fully and completely performed all of its obligations under the terms of this Lease as of the date of such assignment or subletting.
  Tenant having reimbursed to Landlord all reasonable costs and atorneys' fees incurred by Landlord in conjunction with the processing and documentation of any such requested subletting assignment or encumbrance.
  Tenant having delivered to Landlord a complete and fully-executed duplicate original of such sublease agreement, assignment agreement or encumbrance (as applicable) and all related agreements.
  Tenant having paid, or having agreed in writing to pay as to future payments, to Landlord 50 percent of all assignment consideration or excess rentals to be paid to Tenant or to any other on Tenant's behalf or for Tenant's benefit for such assignment or subletting as follows:
    If Tenant assigns its interest under this Lease and if all or a portion of the consideration for such assignment is to be paid by the assignee at the time of the assignment, that Tenant shall have paid to Landlord and Landlord shall have received an amount equal to 50 percent of the assignment consideration so paid or to be paid (whichever is the greater) at the time of the assignment by the assignee; or
    If Tenant assigns its interest under this Lease and if Tenant is to receive all or a portion of the consideration for such assignment in future installments, that Tenant and Tenant's assignee shall have entered into a written agreement with and for the benefit of Landlord satisfactory to Landlord and its counsel whereby Tenant and Tenant's assignee jointly agree to pay to Landlord an amount equal to 50 percent of all such future assignment consideration installments to be paid by such assignee as and when such assignment consideration is so paid.
    If Tenant subleases the Leased Premises, that Tenant and Tenant's subleasee shall have entered into a written agreement with and for the benefit of Landlord satisfactory to Landlord and its counsel whereby Tenant and Tenant's subleasee jointly agree to pay to Landlord 50 percent of all excess rentals to be paid by such subleases as and when such excess rentals are so paid.

7.5    Assignment Consideration and Excess Rentals Defined. For purposes of the Article, the term "assignment consideration" shall mean all consideration to be paid by the assignee to Tenant or to any other on Tenant's behalf or for Tenant's benefit as consideration for such assignment, less any commissions paid by Tenant to a licensed real estate broker for arranging such assignment (not to exceed then standard rates), and the term "excess rentals" shall mean all consideration to be paid by the subleases to Tenant or to any other on Tenant's behalf or for Tenant's benefit for the sublease of the Leased Premises in excess of the rent due to Landlord under the terms of this Lease for the same period, less any commissions paid by Tenant to a licensed real estate broker for arranging such sublease (not to exceed then standard rates) and the cost of improvements made to the subleased premises by Tenant at its expense for the purpose of subleasing. Tenant agrees that the portion of any assignment consideration and/or excess rentals arising from any assignment or subletting by Tenant which is to be paid to Landlord pursuant to this Article now is and shall then be the property of Landlord and not the property of Tenant.

7.6    Payments. All payments required by this Article to be made to Landlord shall be made in cash in full as and when they become due. At the time Tenant, Tenant's assignee or subleases makes each such payment to Landlord, Tenant or Tenant's assignee or subleases, as the case may be, shall deliver to Landlord an itemized statement in reasonable detail showing the method by which the amount due Landlord was calculated and certified by the party making such payment as true and correct.

7.7    Good Faith. The rights granted to Tenant by this Article are granted in consideration of Tenant's express covenant that all pertinent allocations which are made by Tenant between the rental value of the Leased Premises and the value of any of Tenant's personal property which may be conveyed or leased generally concurrently with and which may reasonably be considered a part of the same transaction as the permitted assignment or subletting shall be made fairly, honestly and in good faith.

7.8    Effect of Landlord's Consent. No subletting, assignment or encumbrance, even with the consent of Landlord, shall relieve Tenant of its personal and primary obligation to pay rent and to perform all of the obligations to be performed by Tenant hereunder. Consent by Landlord to one or more assignments or encumbrances of Tenant's interest in this Lease or to one or more sublettings of the Leased Premises shall not be deemed to be a consent to any subsequent assignment, encumbrance or subletting. If Landlord shall have been ordered by a court of competent jurisdiction to consent to a requested assignment or subletting, or such an assignment or subletting shall have been ordered over the objection of Landlord, such assignment or subletting shall not be binding between the assignee (or subleases) and Landlord until such time as all conditions set forth in Article 7.3 above have been fully satisfied (to the extent not then satisfied) by the assignee or subleases, including, without limitation, the payment to Landlord of all agreed assignment consideration and/or excess rentals then due Landlord.

ARTICLE 8
LIMITATION ON LANDLORD'S LIABILITY AND INDEMNITY

8.1    Limitation on Landlord's Liability and Release. Landlord shall not be liable to Tenant for, and Tenant hereby releases Landlord and its partners, principals, officers, agents and employees from, any and all liability, whether in contract, tort or on any other basis, for any injury to or any damage sustained by Tenant, Tenant's agents, employees, contractors or invitees; any damage to Tenant's property; or any loss to Tenant's business, loss of Tenant's profits or other financial loss of Tenant resulting from or attributable to the condition of, the management of, the repair or maintenance of, the protection of, the supply of services or utilities to, the damage to or destruction of the Leased Premises, the Building, the Project or the Common Areas, including without limitation (i) the failure, interruption, rationing or other curtailment or cessation in the supply of electricity, water, gas or other utility service to the Project, the Building or the Leased Premises; (ii) the vandalism or forcible entry into the Building or the Leased Premises; (iii) the penetration of water into or onto any portion of the Leased Premises through roof leaks or otherwise; (iv) the failure to provide security and/or adequate lighting in or about the Project, the Building or the Leased Premises; (v) the existence of any design or construction defects within the Project, the Building or the Leased Premises; (vi) the failure of any mechanical systems to function properly (such as the HVAC systems); or (vii) the blockage of access to any portion of the Project, the Building or the Leased Premises, except that Tenant does not so release Landlord from such liability to the extent such damage was proximately caused by Landlord's sole negligence, willful misconduct, or Landlord's failure to perform an obligation expressly undertaken pursuant to this Lease after a reasonable period of time shall have lapsed following receipt of written notice from Tenant to so perform such obligation.

8.2    Tenant's Indemnification of Landlord. Tenant shall defend with competent counsel reasonably satisfactory to Landlord any claims made or legal actions filed or threatened against Landlord with respect to the violation of any law, or the death, bodily injury, personal injury, property damage, or interference with contractual or property rights suffered by any third party (including other tenants within the Project) occurring within the Leased Premises to the extent arising from or as a result of Tenant's negligence or resulting from Tenant's use or occupancy of the Leased Premises, the Building or the Outside Areas, or resulting from Tenant's activities in or about the Leased Premises, the Building, the Outside Areas or the Property, and Tenant shall indemnify and hold Landlord, Landlord's principals, employees, agents and contractors harmless from any loss, liability, penalties, or expense whatsoever (including any loss attributable to vacant space which otherwise would have been leased, but for such activities) resulting therefrom, except to the extent proximately caused by the sole negligent acts or omissions or willful misconduct of Landlord or arising as a result of Landlord's breach of the terms of this Lease. This indemnity agreement shall survive until the latter to occur of (i) the date of the expiration, or sooner termination, of this Lease, or (ii) the date Tenant actually vacates the Leased Premises.

ARTICLE 9
INSURANCE

9.1    Tenant's Insurance. Tenant shall maintain insurance complying with all of the following:

  Tenant shall procure, pay for and keep in full force and effect, at all times during the Lease Term, the following;
    Commercial General Liability insurance insuring Tenant against liability for bodily injury, death, property damage and personal injury occurring at the Leased Premises, or resulting from Tenant's use or occupancy of the Leased Premises or the Building, Outside Areas, Property, or Common Areas or resulting from Tenant's activities in or about the Leased Premises. Such insurance shall be on an occurrence basis with a combined single limit of liability of not less than the amount of Tenant's Required Liability Coverage (as set forth in Article 1). The policy or policies shall be endorsed to name Landlord and such others as are designated by Landlord as additional insureds in the form equivalent to CG20111185 or successor and shall contain the following additional endorsement: "The insurance afforded to the additional insureds is primarily insurance. If the additional insureds have other insurance which is applicable to the loss on a contributing, excess or contingent basis, the amount of this insurance company's liability under this policy shall not be reduced by the existence of such other insurance. Any insurance carried by the additional insureds shall be excess and non contributing with the insurance provided by the tenant." The policy shall not be canceled or reduced without at least 30 days written notice to additional insureds. If the policy insures more than one location, it shall be endorsed to show that the limits and aggregate apply per location using endorsement CG25041185 or successor. Tenant's policy shall also contain the severability of interest and cross-liability endorsement or clauses.
    Fire and property damage insurance in so-called Special Form insuring Tenant against loss from physical damage to Tenant's property and improvements within the Leased Premises with coverage for the full actual replacement cost thereof;
    Boiler and machinery insurance, if applicable;
    including without limitation Liquor Liability insurance for liability arising out of the distribution, sale, or consumption of food and/or beverages including alcoholic beverages at the Leased Premises for not less than the Tenant's Required Liability Coverage as set forth in Article 1.
    Workers' compensation insurance. Tenant may self insure for workers' compensation insurance.
    With respect to making of alterations or the construction of improvements or the like undertaken by Tenant, contingent liability and builder's risk insurance, in an amount and with coverage satisfactory to Landlord; and
    Business Income Insurance at a minimum of 50% coinsurance including coverage for loss of business income due to damage to equipment from perils covered under the so-called Special Form.
  Each policy of liability insurance required to be carried by Tenant pursuant to this Article or actually carried by Tenant with respect to the Leased Premises or the Property (i) shall be in a form reasonably satisfactory to Landlord, (ii) Shall be provided by carriers licensed to do business in the state of California, with a Best rating of "A/Vi" or better and/or reasonably acceptable to Landlord. Property insurance shall contain a waiver and/or a permission to waive by the insurer any right of subrogation against Landlord, its principal, employees, agents and contractors which might arise by reason of any payment under such policy or by reason of any act or omission of Landlord, its principals, employees, agents or contractors.
  Prior to the time Tenant or any of its contractors enters the Leased Premises, Tenant shall deliver to the Landlord with respect to each policy of insurance required to be carried by Tenant pursuant to this article, a certificate of the insurer certifying, in a form reasonably satisfactory to the Landlord, that the policy has been issued and premium paid providing the coverage required by this Article and containing the provisions herein. Attached to such a certificate shall be endorsements naming Landlord as additional insured, and including the wording under primary insurance above. With respect to each renewal or replacement of any such insurance, the requirements of this Article must be complied with not less than 30 days prior to the expiration or cancellation of the policy being renewed or replaced. Landlord may at any time and from time-to-time inspect and/or copy any and all insurance policies required to be carried by Tenant pursuant to this article. See Addendum.
  The Commercial General Liability insurance carried by Tenant shall specifically insure the performance by Tenant of the Indemnification provisions set forth in Article 8.2 of this Lease provided, however, nothing contained in this Article 9 shall be construed to limit the liability of Tenant under the Indemnification provisions set forth in said Article 8.2.

9.2    Landlord's Insurance. With respect to insurance maintained by Landlord:

  Landlord shall maintain, as the minimum coverage required of it by this Lease, property insurance in so-called "Special" form insuring Landlord (and such others as Landlord may designate) against loss from physical damage to the Building with coverage of not less than one hundred percent of the full actual replacement cost thereof and against loss of rents for a period of not less than twelve months. Such property damage insurance, at Landlord's election but without any requirement on Landlord's behalf to do so, (i) may be written in so-called Special Form, excluding only those perils commonly excluded from such coverage by Landlord's then property damage insurer, (ii) may provide coverage for physical damage to the improvements so insured for up to the entire full actual replacement cost thereof; (iii) may be endorsed to include or separate policies may be carried to cover loss or damage caused by any additional perils against which Landlord may elect to insure, including earthquake and/or flood; (iv) may provide coverage for loss of rents for a period of up to twelve months; and/or (v) may contain "deductibles" per occurrence in an amount reasonably acceptable to Landlord. Landlord shall not be required to cause such insurance to cover any of Tenant's personal property, inventory and trade fixtures, or any modifications, alterations or improvements made or constructed by Tenant to or within the Leased Premises.
  Landlord shall maintain Commercial General Liability insurance insuring Landlord (and such others as are designated by Landlord) against liability for personal injury, bodily injury, death, and damage to property occurring in, on or about, or resulting from the use or occupancy of the Property, or any portion thereof, with combined single limit coverage of at least Two Million Dollars. Landlord may carry such greater coverage as Landlord or Landlord's Lender, insurance broker or advisor or counsel may from time to time determine is reasonably necessary for the adequate protection of Landlord and the Property.

9.3    Mutual Waiver of Subrogation. Landlord hereby releases Tenant, and Tenant hereby releases Landlord and its respective principals, officers, agents, employees and servants, from any and all liability for loss, damage or injury to the property of the other in or about the Leased Premises or the Property which is caused by or results from a peril or event or happening which would be covered by insurance required to be carried by the party sustaining such loss under the terms of this Lease, or is covered by insurance actually carried and in force at the time of the loss, by the party sustaining such loss; provided, however, that such waiver shall be effective only to the extent permitted by the insurance covering such loss and to the extent such insurance is not prejudiced thereby.

ARTICLE 10
DAMAGE TO LEASED PREMISES

10.1    Landlord's Duty to Restore. If the Leased Premises, the Building or the Outside Areas are damaged by any peril after the Effective Date of this Lease, Landlord shall restore the same, as and when required by this Article, unless this Lease is terminated by Landlord pursuant to Article 10.3 or by Tenant pursuant to Article 10.4. If this Lease is not so terminated and the issuance of all necessary governmental permits, Landlord shall commence and diligently prosecute to completion the restoration of the Leased Premises, the Building or the Outside Areas, as the case may be, to the extent then allowed by Law, to substantially the same condition in which it existed as of the Lease Commencement Date. Landlord's obligation to restore shall be limited to the improvements constructed by Landlord. Landlord shall have no obligation to restore any improvements made by Tenant to the Leased Premises or any of Tenant's personal property, inventory or trade fixtures.

10.2    Insurance Proceeds. All insurance proceeds available from the fire and property damage insurance carried by Landlord shall be paid to and become the property of Landlord. If this Lease is terminated pursuant to either Article 10.3 or 10.4, all insurance proceeds available from insurance carried by Tenant which cover loss of property that is Landlord's property or would become Landlord's property on termination of this Lease shall be paid to and become the property of Landlord but only in an amount equal to the amortized portion of said improvement, and the remainder of such proceeds shall be paid to and become the property of Tenant.

10.3    Landlord's Right to Terminate. Landlord shall have the option to terminate this Lease in the event any of the following occurs, which option may be exercised only by delivery to Tenant of a written notice of election to terminate within thirty days after the date of such damage or destruction:

  The Building is damaged by any peril which Landlord was required to insure against at the time of such damage or destruction (an "insured peril") to such an extent that the estimated cost to restore the Building exceeds seventy-five percent of the then actual replacement cost thereof;
  The Building is damaged by an uninsured peril, which peril Landlord was not required to insure against pursuant to the provisions of Article 9 of this Lease, to any extent;
  The Building is damaged by any peril and, because of the Laws then in force, the Building (i) cannot be restored at reasonable cost or (ii) if restored, cannot be used for the same use being made thereof before such damage.

10.4    Tenant's Right to Terminate. If the Leased Premises, the Building or the Outside Areas are damage by any peril and Landlord does not elect to terminate this Lease or is not entitled to terminate this Lease pursuant to this Article, then as soon as reasonably practicable, Landlord shall furnish Tenant with the written opinion of Landlord's architect or construction consultant as to when the restoration work required of Landlord may be complete. Tenant shall have the option to terminate this Lease in the event any of the following occurs, which option may be exercised in the case of A or B below only by delivery to Landlord of a written notice of election to terminate within seven days after Tenant receives from Landlord the estimate of the time needed to complete such restoration:

  The Leased Premises are damaged by any peril and, in the reasonable opinion of Landlord's architect or construction consultant, the restoration of the Leased Premises cannot be substantially completed within nine months after the date of such notice from Landlord; or
  The Leased Premises are damaged by any peril within nine months of the last day of the Lease Term and, in the reasonable opinion of Landlord's architect or constructive consultant, the restoration of the Leased Premises cannot be substantially completed within ninety days after the date such restoration is commenced.

10.5    Tenant's Waiver. Landlord and Tenant agree that the provisions of Article 10.4 above, captioned "Tenant's Right to Terminate," are intended to supersede and replace the provisions contained in California Civil Code, Section 1932, Subdivision 2, and California Civil Code, Section 1934, and accordingly, Tenant hereby waives the provisions of said Civil Code Sections and the provisions of any successor Code Sections or similar laws hereinafter enacted.

10.6    Abatement of Rent. In the event of damage to the Leased Premises which does not result in the termination of this Lease, the Base Monthly Rent (and any Additional Rent) shall be temporarily abated during the period of restoration in proportion to the degree to which Tenant's use of the Leased Premises is impaired by such damage.

ARTICLE 11
CONDEMNATION

11.1    Tenant's Right to Terminate. Except as otherwise provided in Article 11.4 below regarding temporary takings, Tenant shall have the option to terminate this Lease if, as a result of any taking, (i) all of the Leased Premises is taken, (ii) 25 percent or more of the Leased Premises is taken and the part of the Leased Premises that remains cannot, within a reasonable period of time, be made reasonably suitable for the continued operation of Tenant's business, or (iii) there is a taking of a portion of the Outside Areas and, as a result of such taking, Landlord cannot provide parking spaces within the Property (or within a reasonable distance therefrom) equal in number to at least sixty-six and two-thirds percent of the number of parking spaces existing within the Outside Areas immediately prior to such taking, whether by rearrangement of the remaining parking areas in the Outside Areas (including, if Landlord elects, construction of multi-deck parking structures or respiring for compact cars where permitted by Law). Tenant must exercise such option within a reasonable period of time, to be effective on the later to occur of (i) the date that possession of that portion of the Leased Premises or the Outside Areas that is condemned is taken by the condemnor or (ii) the date Tenant vacated the Leased Premises.

11.2    Landlord's Right to Terminate. Except as otherwise provided in Article 11.4 below regarding temporary takings, Landlord shall have the option to terminate this Lease if, as a result of any taking (i) all or a substantial part of the Leased Premises is taken, (ii) more than thirty-three and one-third percent of the Outside Areas is taken, or (iii) because of the Laws then in force, the Leased Premises may not be used for the same use being made thereof before such taking, whether or not restored as required by Article 11.3 below. Any, such option to terminate by Landlord must be exercisable within a reasonable period of time, to be effective as of the date possession is taken by the condemnor.

11.3    Restoration. If any part of the Leased Premises, the Building or the Outside Area is taken and this Lease is not terminated, then Landlord shall repair any damage occasioned thereby to the remainder thereof to a condition reasonably suitable for Tenant's continued operations and otherwise, to the extent practicable, in the manner and to the extent provided in Article 10.1.

11.4    Temporary Taking. If any portion of the Leased Premises is temporarily taken for a period of 9 months of less and such period does not extend beyond the Lease Expiration Date, this Lease shall remain in effect. If any portion of the Leased Premises which portion causes a material disruption of Tenant's business is temporarily taken for a period which either exceeds 9 months or which extends beyond the Lease Expiration Date, then Landlord and Tenant shall each independently have the option to terminate this Lease, effective on the date possession is taken by the condemnor.

11.5    Division of Condemnation Award. Any award made for any taking of the Property, the Building, the Outside Areas or the Leased Premises, or any portion thereof, shall belong to and be paid to Landlord, and Tenant hereby assigns to Landlord all of its right, title and interest in any such award; provided, however, that Tenant shall be entitled to receive any portion of the award that is made specifically (i) for the taking of personal property, inventory or trade fixtures belong to Tenant, (ii) for the interruption of Tenant's business or its moving costs, (iii) for loss of Tenant's goodwill, or (iv) for any temporary taking where this Lease is not terminated as a result of such taking. The rights of Landlord and Tenant regarding any condemnation shall be determined as provided in this Article, and each party hereby waives the provisions of Section 1265.130 of the California Code of Civil Procedure, and the provisions of any similar law hereinafter enacted, allowing either party to petition the Superior Court to terminate this Lease and/or otherwise allocate condemnation awards between Landlord and Tenant in the event of a taking of the Leased Premises.

11.6    Abatement of Rent. In the event of a taking of the Leased Premises which does not result in a termination of this Lease, then, as of the date possession is taken by the condemning authority, the Base Monthly Rent shall be reduced in the same proportion that the area of that part of the Leased Premises so taken (less any addition to the area of the Leased Premises by reason of any reconstruction) bears to the area of the Leased Premises immediately prior to such taking.

11.7    Taking Defined. The term "taking" or "taken" as used in this Article 11 shall mean any transfer or conveyance of all or any portion of the Property in a public or quasi-public agency or other entity have the power of eminent domain pursuant to or as a result of the exercise of such power by such an agency, including any inverse condemnation and/or any sale or transfer by Landlord of all or any portion of the Property to such an agency under threat of condemnation or the exercise of such power.

ARTICLE 12
DEFAULT AND REMEDIES

12.1    Events of Tenant's Default. Tenant shall be in default of its obligations under this Lease if any of the following events occur within 10 days following receipt of written notice:

  Tenant shall have failed to pay Base Monthly Rent or any Additional Rent when due; or
  Tenant shall have done or permitted to have done any act, use or thing in its use, occupancy or possession of the Leased Premises or the Building or the Outside Areas which is prohibited by the terms of this Lease; or
  Tenant shall have failed to perform any term, covenant or condition of this Lease, except those requiring the payment of Base Monthly Rent or Additional Rent, within 30-days after written notice from Landlord to Tenant specifying the nature of such failure and requesting Tenant to perform same.
  Tenant shall have sublet the Leased Premises or assigned or encumbered its interest in this Lease in violation of the provisions contained in Article 7, whether voluntarily or by operation of Law; or
  Tenant shall have abandoned the premises; or
  Tenant or any Guarantor of this Lease shall have permitted or suffered the sequestration or attachment of, or execution on, or the appointment of a custodian or receiver with respect to, all or any substantial part of the property or assets of Tenant (or such Guarantor) or any property or asset essential to the conduct of Tenant's (or such Guarantors) business, and Tenant (or such Guarantor) shall have failed to obtain a return or release of the same within thirty days thereafter, or prior to sale pursuant to such sequestration, attachment or levy, whichever is earlier; or
  Tenant or any Guarantor of this Lease shall have made in general assignment of all or a substantial part of its assets for the benefit of its creditors; or
  Tenant or any Guarantor of this Lease shall have allowed (or sought) to have entered against it a decree or order which: (i) grants or constitutes an order for relief, appointment of a trustee, or confirmation or a reorganization plan under the bankruptcy laws of the United States; (ii) approves as properly filed a petition seeking liquidation or reorganization under said bankruptcy laws or any other debtor's relief law or similar statute of the United States or any state thereof; or (iii) otherwise directs the winding up or liquidation of Tenant; provided, however, if any decree or order was entered without Tenant's consent or over Tenant's objection, Landlord may not terminate this Lease pursuant to this Subarticle if such decree or order is rescinded or reversed within thirty days after its original entry.
  Tenant or any Guarantor of this Lease shall have availed itself of the protection of any debtor's relief law, moratorium law or other similar Law which does not require the prior entry of a decree or order.

12.2    Landlord's Remedies. In the event of any default by Tenant, and without limiting Landlord's right to indemnification as provided in Article 8.2, Landlord shall have the following remedies, in addition to all other rights and remedies provided by Law or otherwise provided in this Lease, to which Landlord may resort cumulatively, or in the alternative:

  Landlord may, at Landlord's election, keep this Lease in effect and enforce, by an action at law or in equity, all of its rights and remedies under this Lease including, without limitation, (i) the right to recover the rent and other sums as they become due by appropriate legal action, (ii) the right to make payments required by Tenant, or perform Tenant's obligations and be reimbursed by Tenant for the cost thereof with interest at the then maximum rate of interest not prohibited by Law from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant, and (iii) the remedies or injunctive relief and specific performance to prevent Tenant from violating the terms of this Lease and/or to compel Tenant to perform its obligations under this Lease, as the case may be.
  Landlord may, at Landlord's election, terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date set forth for termination in such notice. Any termination under this Subarticle shall not relieve Tenant from its obligation to pay to Landlord all Base Monthly Rent and Additional Rent then or thereafter due, or any other sums due or thereafter accruing to Landlord, or from any claim against Tenant for damages previously accrued or then or thereafter accruing. In no event shall any one or more of the following actions by Landlord, in the absence of a written election by Landlord to terminate the Lease, constitute a termination of the Lease:
    Appointment of a receiver or keeper in order to protect Landlord's interest hereunder;
    Consent to any subletting of the Leased Premises or assignment of this Lease by Tenant, whether pursuant to the provisions hereof or otherwise; or
    Any other action by Landlord or Landlord's agents intended to mitigate the adverse effects of any breach of this Lease by Tenant, including, without limitation, any action taken to maintain and preserve the Leased Premises or any action taken to relet the Leased Premises, or any portion thereof, for the account of Tenant and in the name of Tenant.
  In the event Tenant breaches this Lease and abandons the Leased Premises, Landlord may terminate this Lease, but this Lease shall not terminate unless Landlord gives Tenant written notice of termination. If Landlord does not terminate this Lease by giving written notice of termination, Landlord may enforce all its rights and remedies under this Lease, including the right to recover rent as it becomes due under this Lease as provided in California Civil Code Section 1951.4, as in effect on the Effective Date of this Lease.
  In the event Landlord terminates this Lease, Landlord shall be entitled, at Landlord's election, to damages in an amount as set forth in California Civil Code Section 1951.2, as in effect on the Effective Date of this Lease. For purposes of computing damages pursuant to Section 1951.2, an interest rate equal to the maximum rate of interest then not prohibited by Law shall be used where permitted. Such damages shall include, without limitation:
    The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco, at the time of award plus one percent; and
    Any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant's failure to perform Tenant's obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom, including without limitation, the following: (i) reasonable expenses for cleaning, repairing or restoring the Leased Premises; (ii) reasonable expenses for altering, remodeling or otherwise improving the Leased Premises for the purpose of reletting, including removal of existing leasehold improvements and/or installation of additional leasehold improvements (regardless of how the same is funded, including reduction of rent, a direct payment or allowance to a new tenant, or otherwise); (iii) reasonable broker's fees, advertising costs and other expenses of reletting the Leased Premises; (iv) reasonable costs of carrying and maintaining the Leased Premises which costs would have been billed to Tenant as Additional Rent had Tenant not defaulted and which include but are not limited to taxes, insurance premiums, utility charges, landscape maintenance costs, costs of maintaining electrical, plumbing and HVAC equipment and costs for providing security; (v) reasonable expenses incurred in removing, disposing of and/or storing any of Tenant's personal property, inventory or trade fixtures remaining therein; (vi) reasonable attorneys' fees, expert witness fees, court costs and other reasonable expenses incurred by Landlord but not limited to taxable costs) in retaking possession of the Leased Premises, establishing damages hereunder, and releasing the Leased Premises; and (vii) any other expenses, costs or damages otherwise incurred or suffered as a result of Tenant's default.

12.3    Landlord's Default and Tenant's Remedies. In the event Landlords fails to perform any of its obligations under this Lease, Landlord shall nevertheless not be in default under the terms of this Lease until such time as Tenant shall have first given Landlord written notice specifying the nature of such failure to perform its obligations, and then only after Landlord shall have had a reasonable period of time followings its receipt of such notice within which to perform such obligations. In the event of Landlord's default as above set forth, then, and only then, Tenant shall have the following remedies only:

  Tenant may then proceed in equity or at law to compel Landlord to perform its obligations and/or to recover damages proximately caused by such failure to perform (except as and to the extent Tenant has waived its right to damages as provided in this Lease).
  Tenant, at its option, may then cure any default of Landlord at Landlord's cost. If, pursuant to this Subarticle, Tenant reasonably pays any sum to any third party or does any act that requires the payment of any sum to any third party at any time by reason of Landlord's default, the sum paid by, Tenant shall be immediately due from Landlord to Tenant at the time Tenant supplies Landlord with an invoice therefor (provided such invoice sets forth and is accompanied by a written statement of Tenant setting forth in reasonable detail the amount paid, the party to whom it was paid, the date it was paid, and the reasons giving rise to such payment), together with interest at twelve percent per annum from the date of such invoice until Tenant is reimbursed by Landlord. Tenant may not offset such sums against any installment of rent due Landlord under the terms of this Lease.

12.4    Limitation on Tenant's Recourse. If Landlord is a corporation, trust, partnership, joint venture, unincorporated association, or other form of business entity, Tenant agrees that (i) the obligations of Landlord under this Lease shall not constitute personal obligations of the officers, directors, trustees, partners, joint venturers, members, owners, stockholders, or other principals of such business entity and (ii) Tenant shall have recourse only to the assets of such business entity for the satisfaction of such obligations and not against the assets of such officers, directors, trustees, partners, joint venturers, members, owners, stockholders or principals (other than to the extent of their interest in the assets owned by such business entity). Additionally, if Landlord is a partnership, then Tenant covenants and agrees:

  No partner of Landlord shall be sued or named as a party in any suit or action brought by Tenant with result to any alleged breach of this Lease (except to the extent necessary to secure jurisdiction over the partnership and then only for that sole purpose);
  No service of process shall be made against any partner of Landlord except for the sole purpose of securing jurisdiction of the partnership; and
  No writ of execution will ever be levied against the assets of any partner of Landlord other than to the extent of his interest in the assets of the partnership.

  Tenant further agrees that each of the foregoing covenants and agreements shall be enforceable by Landlord and by any partner of Landlord and shall be applicable to any actual or alleged misrepresentation or nondisclosure made respecting this Lease or the Leased Premises or any factual or alleged failure, default or breach of any covenant or agreement either expressly or implicitly contained in this Lease or imposed by statue or at common law.

12.5    Tenant's Waiver. Landlord and Tenant agree that the provisions of Article 12.3 above are intended to supersede and replace the provisions of California Civil Code Sections 1932(l), 1941 and 1942, and accordingly, Tenant hereby waives the provisions of California Civil Code Sections 1932(l), 1941 and 1942 and/or any similar or successor Law regarding Tenant's right to terminate this Lease or to make repairs and deduct the expenses of such repairs from the rent due under this Lease.

ARTICLE 13
GENERAL PROVISIONS

13.1    Taxes on Tenant's Property. Tenant shall pay before delinquency any and all taxes, assessments, license fees, use fees, permit fees and public charges of whatever nature or description levied, assessed or imposed against Tenant or Landlord by a governmental agency arising out of, cause by reason of or based upon Tenant's estate in this Lease, Tenant's ownership of property, improvements made by Tenant to the Leased Premises or the Outside Areas, improvements made by Landlord for Tenant's use within the Leased Premises or the Outside Areas, Tenant's use (or estimated use) of public facilities or services or Tenant's consumption (or estimated consumption) of public utilities, energy, water or other resources. Upon demand by Landlord, Tenant shall furnish Landlord with satisfactory evidence of these payments. If any such taxes, assessments, fees or public charges are levied against Landlord, Landlord's property, the Building or the Property, or if the assessed value of the Building or the Property is increased by the inclusion therein of a value placed upon same, then Landlord, after giving written notice to Tenant, shall have the right to pay such taxes, assessment, fee or public charge and bill Tenant, as Additional Rent, the amount of such taxes, assessment, fee or public charge so paid on Tenant's behalf. Tenant shall, within ten days from the date it receives an Invoice from Landlord setting forth the amount of such taxes, assessment, fee or public charge so levied, pay to Landlord, as Additional Rent, the amount set forth in said invoice. Failure by Tenant to pay the amount so invoiced within said ten day period shall be conclusively deemed a default by Tenant under this Lease. Tenant shall have the right, and the Landlord's full cooperation to bring suit in any court of competent jurisdiction to recover from the taxing authority the amount of any such taxes, assessment, fee or public charge so paid.

13.2    Holding Over. This Lease shall terminate without further notice on the Lease Expiration Date (as set forth in Article 1). Any holding over by Tenant after expiration of the Lease Term shall neither constitute a renewal nor extension of this Lease nor give Tenant any rights in or to the Leased Premises except as expressly provided in this Article. Any such holding over shall be deemed an unlawful detainer of the Leased Premises unless Landlord has consented to same. Any such holding over to which Landlord has consented shall be construed to be a tenancy from month to month, on the same terms and conditions herein specified insofar as applicable, except that the Base Monthly Rent shall be increased to an amount equal to one hundred fifty percent of the Base Monthly Rent payable during the last full month immediately preceding such holding over.

13.3    Subordination to Mortgages. Subject to Tenant's receiving a Nondisturbance agreement reasonably acceptable to Tenant, this Lease is subject to and subordinate to all underlying ground leases, mortgages and deeds of trust which affect the Building or the Property and which are of public record as of the Effective Date of this Lease, and to all renewals, modifications, consolidations, replacements and extensions thereof. However, if the lessor under any such ground lease or any lender holding any such mortgage or deed of trust shall advise Landlord that it desires or requires this Lease to be made prior and superior thereto, then, upon written request of Landlord to Tenant, Tenant shall promptly execute, acknowledge and deliver any and all documents or instruments which Landlord and such lessor or lender deem necessary or desirable to make this Lease prior thereto. Tenant hereby consents to Landlord's ground leasing the land underlying the Building or the Property and/or encumbering the Building or the Property as security for future loans on such terms as Landlord shall desire, all of which future ground leases, mortgages or deeds of trust shall be subject to and subordinate to this Lease. However, if any lessor under any such future ground lease or any lender holding such future mortgage or deed of trust shall desire or require that this Lease be made subject to and subordinate to such future ground lease, mortgage or deed of trust, then Tenant agrees, within ten days after Landlord's written request therefor, to execute, acknowledge and deliver to Landlord any and all documents or instruments reasonably requested by Landlord or by such lessor or lender as may be necessary or proper to assure the subordination of this Lease to such future ground lease, mortgage or deed of trust, but only if such lessor or lender delivers a non disturbance agreement to Tenant in a form reasonably acceptable to Tenant, agrees to recognize Tenant's rights under this Lease and agrees not to disturb Tenant's quiet possession of the Leased Premises so long as Tenant is not in default under this Lease.

13.4    Tenant's Attornment Upon Foreclosure. Tenant shall, upon request, attorn (i) to any purchaser of the Building or the Property at any foreclosure sale or private sale conducted pursuant to any security instrument encumbering the Building of the Property, (ii) to any grantee or transferee designated in any deed given in lieu of foreclosure of any security interest encumbering the Building or the Property, or (iii) to the lessor under any underlying ground lease of the land underlying the Building or the Property, should such ground lease be terminated, provided that such purchaser, grantee or lessor recognizes Tenant's rights under this Lease.

13.5    Mortgagee Protection. In the event of any default on the part of Landlord, Tenant will give notice by registered mail to any Lender or lessor under any underlying ground lease who shall have requested, in writing, to Tenant that it be provided with such notice, and Tenant shall offer such Lender or lessor a reasonable opportunity to cure the default, including time to obtain possession of the Leased Premises by power of sale or judicial foreclosure or other appropriate legal proceedings if reasonably necessary to effect a cure.

13.6    Estoppel Certificates. Tenant will, following any request by Landlord, promptly execute and deliver to Landlord an estoppel certificate (i) certifying that this Lease is unmodified and in full force and effect, or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect, (ii) stating the date to which the rent and other charges are paid in advance, if any, (iii) acknowledging that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iv) certifying such other information about this Lease as may be reasonably requested by Landlord, its Lender or prospective lenders, investor or purchaser of the Building or the Property. Tenant's failure to execute and deliver such estoppel certificate within ten days after Landlord's request therefore shall be a material default by Tenant under this Lease, and Landlord shall have all of the rights and remedies available to Landlord as Landlord would otherwise have in the case of any other material default by Tenant, including the right to terminate this Lease and sue for damages proximately caused thereby, it being agreed and understood by Tenant that Tenant's failure to so deliver such estoppel certificate in a timely manner could result in Landlord being unable to perform committed obligations to other third parties which were made by Landlord in reliance upon this covenant of Tenant. Landlord and Tenant intend that any statement delivered pursuant to this Article may be relied upon by any Lender or purchaser or prospective Lender or purchaser of the Building, the Property, or any interest herein.

13.7    Tenant's Financial Information. Tenant shall, within five business days after Landlord's request therefore deliver to Landlord a copy of a current financial statement including an income statement for the most recent twelve month period and a balance sheet and any such other information reasonably requested by Landlord regarding Tenant's financial condition. Tenant acknowledges that Landlord is relying upon the financial information provided to Landlord by Tenant prior to entering into this lease and the information to be provided to Landlord by Tenant during the term of this Lease. Landlord shall be entitled to disclose such financial statements or other information to its Lender, to any present or prospective principal of or investor in Landlord, or to any prospective Lender or purchaser of the Building, the Property or any portion thereof or interest therein. Any such financial statement or other information which is marked "confidential" or "company secrets" (or is otherwise similarly marked by Tenant) shall be confidential and shall not be disclosed by Landlord to any third party except as specifically provided in this Article, unless the same becomes a part of the public domain without the fault of Landlord.

13.8    Transfer by Landlord. Landlord and its successor in interest shall have the right to transfer their interest in the Building, the Property, or any portion thereof at any time and to any person or entity. In the event of any such transfer provided that the transferee recognizes all rights of Tenant and assumes all obligations of Landlord under the Lease, the Landlord originally named herein (and in the case of any subsequent transfer, the transferor), from the date of such transfer, (i) shall be automatically relieved, without any further act by any person or entity, of all liability for the performance of the obligations of the Landlord hereunder which may accrue after the date of such transfer and (ii) shall be relieved of all liability for the performance of the obligations of the Landlord hereunder which have accrued before the date of transfer if its transferee agrees to assume and perform all such prior obligations of the Landlord hereunder. Tenant shall attorn to any such transferee provided the transferee recognizes all rights of Tenant and assumes obligations of Landlord under this Lease. After the date of any such transfer, the term "Landlord" as used herein shall mean the transferee of such interest in the Building or the Property.

13.9    Force Majeure. The obligations of each of the parties under this Lease (other than the obligations to pay money) shall be temporarily excused if such party is prevented or delayed in performing such obligation by reason of any strikes, lockouts or labor disputes; inability to obtain labor, materials, fuels or reasonable substitutes therefore; governmental restrictions, regulations, controls, action or inaction; civil commotion; inclement weather, fire or other acts of God; or other causes (except financial inability) beyond the reasonable control of the party obligated to perform (including acts or omissions of the other party) for a period equal to the period of any such prevention, delay or stoppage.

13.10    Notices. Any notice required to desired to be given by a party regarding this Lease shall be in writing and shall be personally served, or in lieu of personal service may be given by (i) delivery by Federal Express, United Parcel Service or similar commercial carrier, (ii) electronic fax transmission, or (iii) depositing such notice in the United States mail, postage prepaid, addressed to the other party as follows:

  If addressed to Landlord, to Landlord at its Address for Notices (as set forth in Article 1).
  If addressed to Tenant, to Tenant at its Address for Notices (as set forth in Article 1). Any notice given by registered mail shall be deemed to have been given on the third business day after its deposit in the United States mail.

Any notice given by registered mail shall be deemed given on the date receipt was acknowledged to the postal authorities. Any notice given by mail other than registered or certified mail shall be deemed given only if received by other party, and then on the date of receipt. Any notice delivered by commercial carrier or by fax shall be deemed given on the date of confirmation of delivery by the carrier or by electronic confirmation. Each party may, by written notice to the other in the manner aforesaid, change the address to which notices addressed to it shall thereafter by mailed.

13.11    Attorneys' Fees. In the event any party shall bring any action, arbitration proceeding or legal proceeding alleging a breach of any provision of this Lease, to recover rent, to terminate this Lease, or to enforce, protect, determine or establish any term or covenant of this Lease or rights or duties hereunder of either party, the prevailing party shall be entitled to recover from the non- prevailing party as a part of such action or proceeding, or in a separate action for that purpose brought within one year from the determination of such proceeding, reasonable attorneys' fees, expert witness fees, court costs and other reasonable expenses incurred by the prevailing party.

13.12    Definitions. Any term that is given a special meaning by any provision in this Lease shall, unless otherwise specifically stated, have such meaning whenever used in this Lease or in any Addenda or amendment hereto. In addition to the terms defined in Article 1, the following terms shall have the following meanings:

  Real Property Taxes. The term "Real Property Tax" or "Real Property Taxes" shall each mean (i) all taxes, assessments, levies and other charges of any kind or nature whatsoever, general and special, foreseen and unforeseen (including all installments of principal and interest required to pay any general or special assessments for public improvements and any increases resulting from reassessments caused by any change in ownership or new construction), now or hereafter imposed by any governmental or quasi-governmental authority or special district having the direct or indirect power or tax or levy assessments, which are levied or assessed for whatever reason against the Project or any portion thereof, of Landlord's interest herein, or the fixtures, equipment and other property of Landlord that is an integral part of the Project and located thereon, or Landlord's business of owning, leasing or managing the Project or the gross receipts, income or rentals from the Project; (ii) all charges, levies or fees imposed by any governmental authority against Landlord by reason of or based upon the use of or number of parking spaces within the Project, the amount of public services or public utilities used or consumed (e.g., water, gas, electricity, sewage or surface water disposal) at the Project, the number of persons employed by tenants of the Project, the size (whether measured in area, volume, number of tenants or whatever) or the value of the Project, or the type of use or uses conducted within the Project; and (iii) all costs and fees (including attorneys' fees) incurred by Landlord in contesting any Real Property Tax and in negotiating with public authorities as to any Real Property Tax but only to the extent of any such savings. If, at any time during the Lease Term, the taxation or assessment of the Project prevailing as of the Effective Date of this Lease shall be altered so that in lieu of or in addition to any Real Property Tax described above there shall be levied, or imposed (whether by reason of a change in the method of taxation of assessment, creation of a new tax or charge, or any other cause) an alternate, substitute, or additional tax or charge (i) on the value, size, use or occupancy of the Project or Landlord's interest therein or (ii) on or measured by the gross receipts, income or rentals from the Project, or on Landlord's business of owning, leasing or managing the Project or (iii) computed in any manner with respect to the operation of the Project, then any such tax or charge, however designated, shall be included within the meaning of the terms "Real Property Tax" or "Real Property Taxes" for purposes of this Lease. If any Real Property Tax is partly based upon property or rents unrelated to the Project, then only that part of such Real Property Tax that is fairly allocable to the Project shall be included within the meaning of the terms "Real Property Tax" or "Real Property Taxes." Notwithstanding the foregoing, the terms "Real Property Tax" or "Real Property Taxes" shall not include estate, inheritance, transfer, gift or franchise taxes of Landlord or the federal or state income tax imposed on Landlord's income from all sources.
  Landlord's Insurance Costs. The term "Landlord's Insurance Costs" shall mean the costs to Landlord to carry and maintain the policies of fire and property damage insurance including earthquake and flood for the Building and the Property and general liability insurance required, or permitted, to be carried by Landlord pursuant to Article 9, together with any deductible amounts paid by Landlord upon the occurrence of any insured casualty or loss.
  Property Maintenance Costs. The term "Property Maintenance Costs" shall mean all costs and expenses (except Landlord's Insurance Costs and Real Property Taxes) paid or incurred by Landlord in protecting, operating, maintaining, repairing and preserving the Property and all parts thereof, including without limitation, (i) professional management fees (equal to three percent of the annualized Base Monthly Rent), (ii) the amortizing portion of any costs incurred by Landlord in the making of any modifications, alterations or improvements as set forth in Article 6, which are so amortized during the Leave Term, (iii) costs of complying with governmental regulations governing Tenant's use of Hazardous Materials, and Landlord's costs of monitoring Tenant's use of Hazardous Materials including fees charged by Landlord's consultants to periodically inspect the Premises and the Property, and (iv)  such other costs may be paid or incurred with respect to operating, maintaining and preserving the Property, such as repairing, replacing, and resurfacing the exterior surfaces of the buildings (including roofs), repairing replacing, and resurfacing paved areas, cleaning, maintaining, restoring and/or replacing the interior of the Leased Premises both during the term of the Lease and upon its termination, and maintaining, repairing or replacing, when necessary electrical, plumbing, sewer, drainage, heating, ventilating and air conditioning systems serving the buildings, providing utilities to the common areas, maintenance, repair, replacement or installation of lighting fixtures, directional or other signs and signals, irrigation or drainage systems, trees, shrubs, materials, maintenance of all landscaped areas, and depreciation and financing costs on maintenance and operating machinery and equipment (if owned) and rental paid for such machinery and equipment (if leased).
  Ready for Occupancy. The term "Ready for Occupancy" shall mean the date upon which (i) the Leased Premises are available for Tenant's occupancy in a broom clean condition and (ii) the improvements, if any, to be made to the Leased Premises by Landlord as a condition to Tenant's obligation to accept possession of the Leased Premises have been substantially completed and the appropriate governmental building department (i.e., the City building department, if the Property is located within a City, or otherwise the County building department) shall have approved the construction of such improvements as substantially complete or is willing to so approve the construction of the improvements as substantially complete subject only to compliance with specified conditions which are the responsibility of Tenant to satisfy or is willing to allow Tenant to occupy subject to its receiving assurances that specified work will be completed.
  Property Operating Expenses. The term "Property Operating Expenses" shall mean and include the all Real Property Taxes, plus all Landlord's Insurance Costs, plus the all Property Maintenance Costs.
  Law. The term "Law" shall mean any judicial decision and any statute, constitution, ordinance, resolution, regulation, rule, administrative order, or other requirement of any municipal, county, state, federal, or other governmental agency or authority having jurisdiction over the parties to this Lease, the Leased Premises, the Building or the Property, or any of them in effect either at the Effective Date of this Lease or at any time during the Lease Term, including, without limitation, any regulation, order, or policy of any quasi-official entity or body (e.g., a board of fire examiners or a public utility or special district).
  Lender. The term "Lender" shall mean the holder of any Note or other evidence of indebtedness secured by the Property or any portion thereof.
  Private Restrictions. The term "Private Restrictions" shall mean all recorded covenants, conditions and restrictions, private agreements, easements, and any other recorded instruments affecting the use of the Property, as they may exist as of the date of this Lease.
  Rent. The term "rent" shall mean collectively Base Monthly Rent and all Additional Rent.

13.13    General Waivers. One party's consent to or approval of any net by the other party requiring the first party's consent or approval shall not be deemed to waive or render unnecessary the first party's consent to or approval of any subsequent similar act by the other party. No waiver of any provision hereof or any breach of any provision hereof shall be effective unless in writing and signed by the waiving party. The receipt by Landlord of any rent or payment with or without knowledge of the breach of any other provision hereof shall not be deemed a waiver of any such breach. No waiver of any provision of this Lease shall be deemed a continuing waiver unless such waiver specifically states so in writing and is signed by both Landlord and Tenant. No delay or omission in the exercise of any right or remedy occurring to either party upon any breach by the other party under this Lease shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by either party of any breach of any provision of this Lease shall not be deemed to be a waiver of any subsequent breach of the same or any other provisions herein contained.

13.14    Miscellaneous. Should any provision of this Lease prove to be invalid or illegal, such invalidity or illegality shall in no way affect, impair or invalidate any other provision hereof, and such remaining provisions shall remain in full force and effect. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor. Any copy of this Lease which is executed by the parties shall be deemed an original for all purposes. This Lease shall, subject to the provisions regarding assignment, apply to and bind the respective heirs, successors, executors, administrators and assigns of Landlord and Tenant. The term "party" shall mean Landlord or Tenant as the context implies. If Tenant consists of more than one person or entity then all members of Tenant shall be jointly and severally liable hereunder. This Lease shall be construed and enforced in accordance with the Laws of the State in which the Leased premises are located. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Landlord or Tenant. The captions used in this Lease are for convenience only and shall not be considered in the construction or interpretation of any provision hereof. When the context of this Lease requires, the neuter gender includes the masculine, the feminine, a partnership or corporation or joint venture, and the singular includes the plural. The terms "must," "shall," "will" and "agree" are mandatory. Term "may is permissive. When a party is required to do something by this Lease, it shall so in its sole cost and expense without right of reimbursement from the other party unless specific provision is made therefore. Where Tenant is obligated not to perform any act or is not permitted to perform any act, Tenant is also obligated to make reasonable efforts to restrain any others reasonably within its control, including agents, invitees, contractors, subcontractors and employees, from performing said act. Landlord shall not become or be deemed a partner or a joint venturer with Tenant by reason of any of the provisions of this Lease.

ARTICLE 14
CORPORATE AUTHORITY
BROKERS AND ENTIRE AGREEMENT

14.1    Brokerage Commissions. Tenant warrants that it has not had any dealings with any real estate broker(s), leasing agent(s), finder(s) or salesmen, other than those persons or entities named in Article 1 as the "Brokers" with respect to the lease by it of the Leased Premises pursuant to this Lease, and that it will indemnify, defend with competent counsel, and hold Landlord harmless from any liabilities for the payment of any real estate brokerage commissions, leasing commissions or finder's fees claimed by any other real estate broker(s), leasing agent(s), finder(s) or salesmen to be earned or due and payable by reason of Tenant's agreement or promise (implied or otherwise) to pay (or have Landlord pay) such a commission or finder's fee by reason of its leasing the Leased Premises pursuant to this Lease. The provisions of this section 14.2 shall be mutual between Landlord and Tenant.

14.2    Entire Agreement. This Lease, the Exhibits (as described in Article 1) and the Addenda (as described in Article 1), which Exhibits and Addenda are by this reference incorporated herein, constitute the entire agreement between the parties, and there are no other agreements, understandings or representations between the parties relating to the Lease by Landlord of the Leased Premises to Tenant, except as expressed herein. No subsequent changes, modifications or additions to this Lease shall be binding upon the parties unless in writing and signed by both Landlord and Tenant.

14.3    Landlord's Representations. Tenant acknowledges that neither Landlord nor any of its agents made any representations or warranties respecting the Project, the Building or the Leased Premises, upon which Tenant relied in entering into this Lease, which are not expressly set forth in this Lease. Tenant further acknowledges that neither Landlord nor any of its agents made any representations as to (i) whether the Leased Premises may be used for Tenant's intended use under existing law, or (ii) the suitability of the Leased Premises for the conduct of Tenant's business, or (iii) the exact square footage of the Leased Premises, and that Tenant relied solely upon its own investigations respecting said matters. Tenant expressly waives any and all claims for damage by reason of any statement, representation, warranty, promise or other agreement of Landlord or Landlord's agent(s), if any, not contained in this Lease or in any Addenda hereto.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the respective dates below set forth with the intent to be legally bound thereby as of the Effective Date of this Lease.
AS LANDLORD:	AS TENANT:

Renco Equities IV, a California partnership	Mattson Technology, a Delaware corporation

By: /s/ William N. Neidig, Trustee	By: /s/ David Dutton

Title: Executive Vice President	Title: Chief Executive Officer

By:__/s/ Donald E Vermeil, Trustee_____	By: /s/ John Horn

Title: General Partner	Title: Vice President and General Counsel

Dated: September 16, 2005	Dated: September 6, 2005

If Tenant is a CORPORATION, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. This Lease must be executed by the chairman of the board, president or vice president, and the secretary, assistant secretary, the chief financial officer or assistant treasurer, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event a certified copy of the bylaws or a certified copy of the resolution, as the case may be, must be attached to this Lease.

Exhibit A

Site Plan showing the Project and delineating the Building in which the Leased Premises are located.

Exhibit A contains an architectural illustration depicting the leased premises at 47131 Bayside Parkway, Fremont California 94538. It shows a building comprising 100,728 square feet on a site area of 5.47 acres, with 395 parking spaces adjacent to the building.

Exhibit B

Floor Plan outlining the Leased Premises

Exhibit B contains two architectural illustrations depicting floor plans of the first floor and the second floor of the leased premises at 47131 Bayside Parkway, Fremont California 94538.

Exhibit C

Intentionally Omitted

Exhibit D

Acceptance Agreement

This Acceptance Agreement is made as of _________, 2005, by and between the parties hereto with regard to that lease dated __________, 2005, by and between ___________, a California General Partnership, as Landlord ("Landlord"), and _________, Inc., a ____________ corporation, as Tenant ("Tenant"), affecting those premises commonly known as __________, located at __________ in the City of Fremont, State of California (the "Premises"). The parties agree as follows:

  All improvements required to be constructed by Landlord by the Lease have been completed in accordance with the terms of the Lease and are hereby accepted by Tenant, subject to completion of punchlist items identified on Exhibit "A" attached hereto.
  Possession of the Premises have been delivered to Tenant and Tenant has accepted and taken possession of the Premises.
  The Lease Commencement Date is _________, 2005.
  The Lease Term shall expire on __________, 20__, unless sooner terminated according to the terms of the Lease or by mutual agreement.
  The Base Monthly Rent due pursuant to the Lease is as follows:

  __________ thru ___________ ______________

  __________ thru ___________ ______________

  __________ thru ___________ ______________

  __________ thru ___________ ______________

  __________ thru ___________ ______________

  Landlord has received a Security Deposit in the amount of __________.
  Landlord has received Prepaid Rent in the amount of ___________, which shall be applied to the first installment(s) of Base Monthly Rent.
  The Lease is in full force and effect, neither party is in default of its obligations under the Lease, and Tenant has no setoffs, claims or defenses to the enforcement of the Lease.

AS LANDLORD: AS TENANT:

__________ ____________,

a California General Partnership a _____________ corporation

By: __________ By: ___________

Title: General Partner Title: ___________

By: __________ By: ___________

Title: General Partner Title: ___________

Dated: __________ Dated: ___________

Exhibit E

Form Of Letter Of Credit

Applicant: [Tenant's name and address]

Beneficiary: [Landlord's name and address], or it's successor as set forth below.

Amount: [$ amount]

Expiry Date: [Expiry date], or such extended date as set forth below.

Place for presentation of documents: [Address of bank where LC may be cashed]

Credit is available at [bank name] against payment of drafts drawn at sight.

Documents required:

1. The original of this standby letter of credit and amendment(s) if any.

2. Beneficiary's statement dated and purportedly signed by an authorized officer certifying that [tenant] is in default or that an event of default has occurred under one or more of the terms of that certain lease agreement (which provisions that are in default are secured by this letter of credit) dated [lease date] that exists between [Tenant] and Beneficiary ("Lease Agreement").

Special Conditions:

All information required whether indicated by blanks, brackets or otherwise, must be completed at the time of drawing.

All signatures must be manually executed in originals.

Partial drawings may be made under this letter of credit, provided, however, that each such demand that is paid shall reduce the amount available under this letter of credit.

It is a condition of this letter of credit that it shall be deemed automatically extended without amendment for one year periods from the then present Expiration Date hereof, unless thirty (30) days prior to any such date, we shall notify you in writing by certified mail (actually received by Beneficiary) or courier service (actually received by Beneficiary) at the above listed address that we elect not to consider this irrevocable letter of credit renewed for any such additional period. Upon receipt by you of such notice, you may draw hereunder by means of your draft(s) on us at sight accompanied by your original signed statement worded as follows: Beneficiary has received notice from [Bank Name] that the Expiration Date of Letter of Credit No. [Insert LC No.] will not be extended for an additional period. As of the date of this drawing, Beneficiary has not received a substitute letter of credit or other instrument acceptable to Beneficiary as substitute for [Bank Name] Letter of Credit No. [Insert LC No.]. The proceeds of this drawing will be applied to satisfy any claims, interest and charges outstanding relative to the obligations due under the Lease Agreement or as an addition to the security deposit as provided in the Lease Agreement.

This letter of credit is transferable in whole only. Beneficiary may transfer this letter of credit to a transferee or successor upon delivery and presentation to the issuing bank of (1) the original standby letter of credit and amendments, if any, for proper endorsement, (2) a request for transfer on the issuer's usual transfer form, and (3) verification of signature and authority on such transfer form signing for the beneficiary. No fee will be charged to the Beneficiary or transferee for such transfer; any such fee will be chargeable to [Tenant's Name] but will not be a condition of such transfer.

In the event this Letter of Credit is transferred, the transferee shall be the Beneficiary hereof and drafts and documents pursuant hereto must be purportedly executed by the transferee.

All drafts and documents required under this Letter of Credit must be marked: `'Drawn under [Bank Name] Letter of Credit No. [Insert LC No.].''

This letter of credit sets forth in full the terms of our undertaking and such undertaking shall not be in any way modified, amended or amplified by reference to any document, instrument or agreement referred to herein or in which this letter of credit is referred to or to which this letter of credit relates, and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement.

We hereby engage with you that all drafts drawn under and in compliance with the terms of this credit will be duly honored if drawn and presented for payment at this office on or before the Expiration Date of this credit.

Except so far as otherwise expressly stated herein, this credit is subject to the `'Uniform Customs and Practice for Documentary Credits'' (1993 revision) International Chamber of Commerce (Publication No. 500).

Exhibit F

Estoppel Agreement and Subordination Agreement

TENANT ESTOPPEL CERTIFICATE

_______________, 20__

To: Lender

Gentlemen:

The undersigned, _____________ ("Tenant"), as tenant under a lease ("the "Lease") of certain premises dated _________, executed by Tenant and __________ ("Landlord") does hereby state, declare, represent and warrant as follows:

1. The copy of the Lease attached hereto as Exhibit "A" is a true and correct copy of the Lease and the Lease is in full force and effect and has not been amended, supplemented or changed, except as follows [if none, so state]: ________________________

___________________________________________________________________________

2. Tenant has accepted possession of the premises demised under the Lease, and all items of an executory nature have been completed under the terms of the Lease, including, but not limited to, completion of construction of the demised premises (and all other improvements required under the Lease) in accordance with applicable plans and specifications and within the time periods set forth in the Lease and otherwise in accordance with the Lease, and payment of any improvement allowance or other funds owing by Landlord to Tenant. Tenant further acknowledges that the term commenced on __________ and shall expire on _____________, unless sooner terminated or extended in accordance with the terms of the Lease.

3. No default or event that with the passing of time or the giving of notice, or both, would constitute a default (referred to herein collectively as a "default") on the part of the undersigned exists under the Lease in the performance of the terms, covenants and conditions of the Lease required to performed on the part of the undersigned.

4. No default on the part of Landlord exists under the Lease in the performance of the terms, covenants, and conditions of the Lease required to be performed on the part of Landlord.

5. Tenant has no option to renew the Lease or to expand and no right to purchase the property of which the premises are a part, or any part thereof.

6. No rentals are accrued and unpaid under the Lease.

7. No prepayments of rentals due under the Lease have been made and no security or deposits as security have been made thereunder, except as set forth in the Lease.

8. The undersigned has no defense as to its obligations under the Lease and claims no setoff or counterclaim against Landlord.

9. The undersigned has not received notice of any assignment, hypothecation, mortgage, or pledge of Landlord's interest in the Lease or the rents or other amounts payable thereunder.

10. The undersigned agrees to notify you of any default on the part of Landlord under the Lease which would entitle the undersigned to cancel the Lease or the abate the rent payable thereunder, and further agrees that, notwithstanding any provisions of the Lease, no notice or cancellation thereof shall be effective unless you have received said notice and have failed within thirty (30) days after the expiration of the cure period provided to Landlord under the Lease to cure or commence to cure the default which gave rise to the notice of cancellation.

11. The undersigned understands and acknowledges that you are about to make a loan to Landlord and receive as part of the security for such loan (i) a Deed of Trust and Security Agreement with Assignment of Rents and Fixture Filing encumbering Landlord's fee interest in the property of which the leased premises are a portion and the rents, issues and profits of the Lease and (ii) an Assignment of Lease which affects the Lease, and that you are relying upon the representations and warranties contained herein in making such loan.

TENANT:

By: _____________________________

Its: _____________________________

By: _____________________________

Its: _____________________________

SUBORDINATION AGREEMENT

RECORDING REQUESTED BY AND WHEN RECORDED RETURN TO: ________________________, Esq. ________________________ ________________________ ________________________

SUBORDINATION

NONDISTURBANCE

AND ATTORNMENT AGREEMENT

NOTICE: THIS SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT RESULTS IN YOUR LEASEHOLD ESTATE IN THE PROPERTY BECOMING SUBJECT TO AND OF LOWER PRIORITY THAN THE LIEN OF SOME OTHER OR LATER SECURITY INSTRUMENT.

TABLE OF DEFINITIONS
Execution Date:
Beneficiary & Address: Attn.
Tenant & Address:
Landlord & Address:
Loan: A first mortgage loan in the original principal amount of $ From Beneficiary to Landlord
Note: A Promissory Note executed by Landlord in favor of Beneficiary in the amount of the Loan date as of

Deed of Trust: A Deed of Trust and Security Agreement with Assignment of Rents and Fixture Filing dated as of executed by Landlord, to as Trustee, in favor of Beneficiary securing repayment of the Note to be recorded in the records of the County in which the Property is located.

Property: [Property Name] [Street Address 1] [City, State, Zip] The Property is more particularly described on Exhibit A.

HIS SUBORDINATION, NODISTURBANCE AND ATTORNMENT AGREEMENT (the "Agreement") is made by and among Tenant, Landlord, and Beneficiary and affects the Property described in Exhibit A. Certain terms used in this Agreement are defined in the Table of Definitions. This Agreement is entered into as of the Execution Date with reference to the following facts:

      Landlord and Tenant have entered into the Lease covering certain space in the improvements located in and upon the Property (the "Premises").
      Beneficiary has made or is making the Loan to Landlord evidenced by the Note. The Note is secured, among other documents, by the Deed of Trust.
      Landlord, Tenant and Beneficiary all wish to subordinate the Lease to the lien of the Deed of Trust.
      Tenant has requested that Beneficiary agree not to disturb Tenant's rights in the Premises pursuant to the Lease in the event Beneficiary forecloses the Deed of Trust, or acquires the Property pursuant to the trustee's power of sale contained in the Deed of Trust or a receives a transfer of the Property by a conveyance in lieu of foreclosure of the Property (collectively, a "Foreclosure Sale") but only if Tenant is not then in default under the Lease and Tenant attorns to Beneficiary or a third party purchaser at the Foreclosure Sale (a "Foreclosure Purchaser").

NOW THEREFORE, in the consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

1. Subordination. The Lease and the leasehold estate created by the Lease and all of Tenant's rights under the Lease are and shall remain subordinate to the Deed of Trust and the lien of the Deed of Trust, to all rights of Beneficiary under the Deed of Trust and to all renewals, amendments, modifications and extensions of the Deed of Trust.

2. Acknowledgements by Tenant. Tenant agrees that: (a) Tenant has notice that the Lease and the rent and all other sums due under the Lease have been or are to be assigned to Beneficiary as security for the Loan. In the event that Beneficiary notifies Tenant of a default under the Deed of Trust and requests Tenant to pay its rent and all others sums due under the Lease to Beneficiary, Tenant shall pay such sums directly to Beneficiary or as Beneficiary may otherwise request. (b) Tenant shall send a copy of any notice or statement under the Lease to Beneficiary at the same time Tenant sends such notice or statement to Landlord. (c) This Agreement satisfies any condition or requirement in the Lease relating to the granting of a nondisturbance agreement.

3. Foreclosure and Sale. In the event of a Foreclosure Sale,

(a) So long as Tenant complies with the Agreement and is not in default under any of the provisions of the Lease, the Lease shall continue in full force and effect as a direct lease between Beneficiary and Tenant, and Beneficiary will not disturb the possession of Tenant, subject to this Agreement. Tenant agrees to attorn to and accept Beneficiary as landlord under the Lease and to be bound by and perform all of the obligations imposed by the Lease. Upon Beneficiary's acquisition of title to the Property, Beneficiary will perform all of the obligations imposed on the Landlord by the Lease except as set forth in this Agreement; provided, however, that Beneficiary shall not be: (i) liable for any act or omission of a prior landlord (including Landlord); or (ii) subject to any offsets or defenses that Tenant might have against any prior landlord (including Landlord); or (iii) bound by any rent or additional rent which Tenant might have paid in advance to any prior landlord (including Landlord); or (iv) bound by any amendment, modification, or termination of the Lease made without the written consent of Beneficiary; (v) obligated or liable with respect to any warranties, or (vi) liable to Tenant or any other party for any conflict between the provisions of the Lease and the provisions of any other lease affecting the Property which is not entered into by Beneficiary.

(b) Upon the written request of Beneficiary after a Foreclosure Sale, the parties shall execute a lease of the Premises upon the same provisions as contained in the Lease between Landlord and Tenant, except as set forth in this Agreement, for the unexpired term of the Lease.

(c) Notwithstanding any provisions of the Lease to the contrary, from and after that Beneficiary acquires title to the Property as a result of a Foreclosure Sale, (i) Beneficiary will not be obligated to expend any monies to restore casualty damage in excess of available insurance proceeds; (ii) tenant shall not have the right to make repairs and deduct the cost of such repairs from the rent without a judicial determination that Beneficiary is in default of its obligations under the Lease; (iii) Beneficiary shall not be required to grant nondisturbance to any subtenants of Tenant; (iv) in no event will Beneficiary be obligated to indemnify Tenant, except where Beneficiary is in breach of its obligations under the Lease or where Beneficiary has been actively negligent in the performance of its obligations as landlord; and (v) other than determination of fair market value, no disputes under the Lease shall be subject to arbitration unless Beneficiary and Tenant agree to submit a particular dispute to arbitration.

4. Subordination and Release of Purchase Options. Lessee represents that it has no right or option of any nature to purchase the Property or any portion of the Property or any interest in the Borrower. To the extent Tenant has or acquires any such right or option, these rights or options are acknowledged to be subject and subordinate to the Mortgage and are waived and released as to Beneficiary and any Foreclosure Purchaser.

5. Acknowledgement by Landlord. In the event of a default under the Deed of Trust, at the election of Beneficiary, Tenant shall and is directed to pay all rent and all other sums due under the Lease to Beneficiary.

6. Construction of Improvements. Beneficiary shall not have any obligation or incur any liability with respect to the completion of the improvements in which the Premises are located at the commencement of the term of the Lease or upon any renewal or extension of the Lease or upon the addition of additional space, pursuant to any expansion rights contained in the Lease.

7. Notice. All notices under this Agreement shall be deemed to have been properly given if delivered by overnight courier service or mailed by United States certified mail, with return receipt requested, postage prepaid to the party receiving the notice at its address set forth in the Table of Definitions (or at such other address as shall be given in writing by such party to the other parties) and shall be deemed complete upon receipt or refusal of delivery.

8. Miscellaneous. Beneficiary shall not be subject to any provision of the Lease that is inconsistent with this Agreement. Nothing contained in the Agreement shall be construed to derogate from or in any way impair or affect the lien or the provisions of the Deed of Trust. This Agreement shall be governed by and construed in accordance with the laws of the State of in which the Property is located.

9. Liability and Successors and Assigns. In the event that Beneficiary acquires title to the Premises or the Property, Beneficiary shall have no obligation nor incur any liability beyond Beneficiary's then equity interest in the Premises. This Agreement shall run with the land and shall inure to the benefit of the parties and, their respective successors and permitted assigns including a Foreclosure Purchaser. If a Foreclosure Purchaser acquires the Property or if Beneficiary assigns or transfers its interest in the Note and Deed of Trust or the Property, all obligations and liabilities of Beneficiary under this Agreement shall terminate and be the responsibility of the Foreclosure Purchaser or other party to whom Beneficiary's interest is assigned or transferred. The interest of Tenant under this Agreement may not be assigned or transferred except in connection with an assignment of its interest in the Lease which has been consented to by Beneficiary.

IN WITNESS WHEREOF, the parties have executed this Subordination, Nondisturbance and Attornment Agreement as of the Execution Date.

NOTICE: THIS SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT CONTAINS PROVISIONS WHICH ALLOW THE PERSON OBLIGATED ON THE LEASE TO OBTAIN A LOAN, A PORTION OF WHICH MAY BE EXPENDED FOR OTHER PURPOSES THAN IMPROVEMENTS OF THE PROPERTY.

IT IS RECOMMENDED THAT THE PARTIES CONSULT WITH THEIR ATTORNEYS PRIOR TO THE EXECUTION OF THIS SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT.

BENEFICIARY:

By ________________________________________

Its _________________________________________

TENANT: ___________________________________________

a _________________________________________

By ________________________________________

Its _________________________________________

LANDLORD: ___________________________________________

a _________________________________________

By ________________________________________

Its ________________________________

FIRST ADDENDUM TO LEASE

THIS FIRST ADDENDUM TO LEASE ("Addendum") is dated August 1, 2005, and is made to that Industrial Space Lease dated as of August 1, 2005, (the "Lease") by and between Renco Equities IV, a California partnership (as "Landlord"), and Mattson Technology, Inc., a Delaware corporation (as "Tenant"), for the lease of space located at 47131 Bayside Parkway in Fremont California (the "Leased Premises"). The parties hereto agree that the Lease is amended, changed and modified by the following provisions, which are hereby added to the Lease:

Unless otherwise expressly provided herein, all terms which are given a special definition by the Lease that are used herein are intended to be used with the definition given to them by the Lease. The provisions of the Lease shall remain in full force and effect except as specifically amended hereby. In the event of any inconsistency between the Lease and this Addendum, the terms of this Addendum shall prevail.

General Provision Regarding Additional Rent:

Tenant acknowledges that Landlord has used this lease form with Tenant's consent, the form having been used for the previous occupant of the building and for Tenant as a subtenant of the previous tenant. Tenant shall pay one hundred percent (100%) of all Property Operating Expenses incurred by Tenant, all Property Operating Expenses performed on the Building occupied by Tenant, and all Property Operating Expenses required as a result of any action or neglect by Tenant.

    E Intended Commencement Date

The execution of this lease by Landlord is conditioned on Landlord entering into an agreement ("Lam Restoration Agreement") with Lam Research Corporation ("Lam") whereby Lam terminates its right to exercise an existing option to extend that certain lease between Lam and Landlord dated September 12, 2001 ("Lam Lease") and agrees to compensate Landlord for the cost of removing alterations to the Premises undertaken by Lam (as opposed to Mattson) and the restoration relating to such alteration removal ("Lam Restoration Obligation"). Landlord and Lam shall execute the Lam Restoration Agreement concurrently with execution of this Lease. Landlord represents that, upon execution of the Lam Restoration Agreement, Lam will no longer have any liability to Landlord pursuant to Section 2.6 of the Lam Lease to remove any alterations that were made to the Premises prior to the date of this Agreement and restore the Building to its pre existing condition, with the understanding, however, that this clause does not apply to alterations subsequent to this Agreement nor does this clause modify Lam's general maintenance and repair obligations.

Section 1.1 G. Lease Expiration Date

Tenant shall have the right to advance the Expiration Date of this Lease to May 31, 2014, by providing written notice to Landlord no later than November 30, 2013. For such notice to be valid, the notice must be accompanied by a amendment fee equal to (a) Five Hundred Ninety Thousand Six Hundred Eighty Four Dollars ($590,684.00) plus (b) one third of the total actual Additional Rent which was Tenant's obligation for the time period of November 1, 2012 through October 31, 2013, plus (c) the remaining amortization of any improvement allowances paid by Landlord either to Tenant or for work to the Premises pursuant to the term of the Lease and real estate commissions paid by Landlord relating to the Lease, with such amortization including interest at Landlord's Interest rate described in Section 14.5 of this Addendum (using a straight line amortization over the initial ten year term of the Lease). Landlord shall provide to Tenant the amortization figures and schedule within thirty (30) days of the later of (x) Tenant's written request for the same and (z) the date such real estate commission and tenant improvement numbers are fixed and final.

Section 2.6

General Premises Condition

Section 2.6 of the Lease is replaced in its entirety by the following:

Immediately prior to the expiration or upon the sooner termination of this Lease, Tenant shall remove all of Tenant's signs from the exterior of the Building and shall remove all of Tenant's equipment and trade fixtures (except for that equipment and trade fixtures listed on Exhibit A which shall not be removed), furniture, supplies, wall decorations and other personal property from the Leased Premises, and shall vacate and surrender the Leased Premises to Landlord broom clean. It is agreed, however, that this paragraph shall not apply to equipment and trade fixtures that are reasonably necessary for another tenant to operate and utilize improvements to the Leased Premises (such as special lighting, cooling, etc.) as such removal shall be a part of the Mattson Restoration Obligation and Mattson Restoration Cost referred to below. Tenant shall repair all damage to the Leased Premises caused by Tenant's removal of Tenant's property and all damage to the exterior of the Building caused by Tenant's removal of Tenant's signs. Tenant shall patch and refinish, to Landlord's reasonable satisfaction, all penetrations made by Tenant or its employees to the floor, walls or ceiling of the Leased Premises, whether such penetrations were made with Landlord's approval or not. Tenant shall clean, repair or replace all stained or damaged ceiling tiles, wall coverings and clean floor coverings to the reasonable satisfaction of Landlord. Tenant shall replace all burned out light bulbs and damaged light lenses, and leave all walls in a clean condition.

Landlord shall retain a mechanical contractor at Tenant's expense (subject to the following limitation) to service all heating, ventilating, and air-conditioning equipment. Tenant shall not be required to pay for the repair or replacement of items or systems that are properly functioning and in good working order as of the expiration date of the Lease. Upon Lease termination Tenant's obligation to repair or replace mechanical systems shall be limited to repairing or replacing the individual components of said systems rather than to replace an entire system unless the cost to replace the entire system is less than the cost to replace the required components of the system

Tenant shall pay the cost of any damage or excessive wear to the Leased Premises, Building, Outside Areas, and/or Property, including, without limitation, the trees, shrubs, plants, lawn, ground cover, and paved surfaces.

Tenant may either perform the foregoing ("General Surrender Work") itself or require Landlord to perform said General Surrender Work. In the event that Landlord performs the General Surrender Work Landlord shall do so in the shortest reasonable time period and, Tenant shall pay the reasonable cost of said General Surrender Work and Tenant shall continue to pay Base Monthly Rent and Additional Rent in accordance with Section 13.2 (Holding Over) until the General Surrender Work is completed even if the Lease has expired or terminated (and the same shall be considered a holdover). Similarly, if Tenant performs such work itself and the Leased Premises are not surrendered to Landlord in the condition required by this Article at the expiration or sooner termination of this Lease, Tenant shall be deemed to have impermissibly held over until such time as such required work is completed, and Tenant shall pay Base Monthly Rent and Additional Rent in accordance with the terms of Section 13.2 (Holding Over) until such work is completed. Tenant shall indemnify Landlord against loss or liability resulting from delay by Tenant in so surrendering the Leased Premises, including, without limitation, any claims made by any succeeding tenant or any losses to Landlord due to lost opportunities to lease to succeeding tenants.

Restoration to Condition as of March 7, 2003

In addition, Tenant shall pay the cost to return the Building (and the Outside Areas, and/or the Property) to the condition existing on March 7, 2003 ("Mattson Restoration Obligation"), which is the date of the sublease consent between Landlord, Tenant (as sublessee) and Lam (Tenant's predecessor). It is acknowledged that such obligation is being undertaken as a direct obligation of Tenant to Landlord as an inducement for Landlord to enter into the Lam Restoration Agreement and, in turn, the Lease and this Addendum. It is further acknowledged and agreed that the Lam Restoration Obligation is completely independent of the Mattson Restoration Obligation, and vice versa, and it is irrelevant as to what alterations or restoration the Landlord actually desires and/or is actually performed. It is specifically agreed that in determining the amount of the Mattson Restoration Cost, below, no consideration has been given to any work that should have been performed by Lam or any compensation paid by Lam to Renco in lieu of such work, and the Mattson Restoration Cost has been determined solely with reference to restoring the Building and Property to the exact condition existing on March 7, 2003, including all walls, floor coverings, ceilings, HVAC, mechanical, electrical, plumbing and similar systems then existing.

Mattson Restoration Cost

The initial cost of the Mattson Restoration Obligation ("Mattson Restoration Cost") shall be One Million Five Hundred Thousand Dollars and no cents ($1,500,000.00), as adjusted from time to time in accordance with the terms of the paragraphs entitled "Further Work" and "Cost Escalations" below and Section 6.1 below.

Further Work

Subject to Section 6.1 of this First Addendum, prior to Tenant performing any work in the Building (or in the Outside Areas, and/or the Property) after the execution of this Lease, Tenant shall provide Landlord with plans for said work and Landlord and Tenant shall agree on the incremental cost increase of meeting the Mattson Restoration Obligation, if any, that such additional work shall cause, and such incremental cost increase shall be added to the Mattson Restoration Cost.

Cost Escalations

Starting as of the date of this Lease The Mattson Restoration Cost shall be increased by the increase in the Consumer Price Index (hereinafter referred to as the "Index"), All Urban Consumers, San Francisco-Oakland Metropolitan Area, All Items (1967 equals 100), as published by the U.S. Department of Labor, Bureau of Labor Statistics, as such Index was revised effective January, 1987. If the Mattson Restoration Cost is changed over time (due to additional alterations, etc.), the Consumer Price Index increase shall be calculated to the date of such change in the Mattson Restoration Cost so that such adjusted Mattson Restoration Cost will be subject to this Consumer Price Index clause in order to obtain the accurate total cost from the date of the determination of such cost to the date of the eventual payment upon the expiration or earlier termination of the Lease, as set forth herein. At the expiration of the term of this Lease Tenant shall pay to landlord the total Mattson Restoration Cost, as adjusted.

Performance of Work/Payment in Lieu of Work

Upon the expiration or earlier termination of the Lease, Landlord shall have the option of (a) requiring Tenant to pay all or a portion of the Mattson Restoration Cost to Landlord, in lieu of the full restoration, and paying the balance directly to a contractor selected by Landlord to perform the balance of the Mattson Restoration Obligation or (b) paying all of the Mattson Restoration Cost to Landlord in lieu of the restoration. If Landlord selects option (a) above, Tenants sole obligation as to the Mattson Restoration Obligation shall be to pay the funds to the contractor selected by Landlord for the restoration work and Landlord shall be responsible for any charges of such contractor above such payment.

Letter of Credit

Prior to the execution of the Lease, Tenant shall provide to Landlord a letter of credit ("Letter of Credit") in the form attached to the Lease as Exhibit E to secure payment of the Mattson Restoration Cost. The amount of the letter of credit shall initially be One Million Five Hundred Thousand Dollars and no cents ($1,500,000.00). Such amount shall be changed to be equal to the actual Mattson Restoration Cost, and shall be increased from time to time to equal the then actual Mattson Restoration Cost ("LC Amount"). An amended or new Letter of Credit shall be issued and delivered to Landlord within twenty days of any change in the actual Mattson Restoration Cost and conditioned on Landlord returning to Tenant the prior Letter of Credit in exchange for the amended or new Letter of Credit.

The Letter of Credit shall be (i) at sight and irrevocable and unconditional, (ii) subject to the terms of this Addendum, maintained in effect, whether through replacement, renewal or extension, for the period from the Commencement Date of the Lease and continuing until the Mattson Restoration Cost is paid to Landlord (the "Letter of Credit Expiration Date"). If the Letter of Credit is to expire and not be automatically renewed, Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord at least thirty (30) days prior to the expiration of the Letter of Credit, without any action whatsoever on the part of Landlord until the Letter of Credit Expiration Date. Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. If Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Addendum or fails to comply with the Mattson Restoration Obligation, as set forth above, Landlord shall have the right to present such Letter of Credit to the bank in accordance with the terms of this Addendum, and the entire sum evidenced thereby shall be paid to and held by Landlord as collateral for performance of Tenant's obligations to pay to Landlord the Mattson Restoration Cost upon Lease termination.

No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner.

Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor be (a) deemed to be or treated as a "security deposit" within the meaning of California Civil Code Section 1950.7 (as supplemented, amended, replaced and substituted from time to time), (b) subject to the terms of such Section 1950.7 (as supplemented, amended, replaced and substituted from time to time), or (c) intended to serve as a "security deposit" within the meaning of such Section 1950.7 (as supplemented, amended, replaced and substituted from time to time). The parties hereto (x) recite that the Letter of Credit is not intended to serve as a security deposit and such Section 1950.7 (as supplemented, amended, replaced and substituted from time to time), and any and all other laws, rules and regulations applicable to security deposits in the commercial context ("Security Deposit Laws") shall have no applicability or relevancy thereto and (y) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

Section 4.7

Notwithstanding anything to the contrary contained herein, Tenant shall not be required to make or pay for (through Property Operating Expenses or otherwise) (i) structural alterations to the building or (ii) other changes which would materially interfere with Tenant's use and enjoyment of the Leased Premises and the conduct of Tenant's business in order to comply with any of the foregoing Laws and Private Restrictions. Landlord represents and warrants to the best of its knowledge that as of the date Landlord executes the Lease, the Leased Premises, the Building, the Outside Areas and the Property comply with all Private Restrictions, laws, ordinances, orders, rules and regulations promulgated by any state, federal, municipality or other agency or body having or claiming jurisdiction thereof and Landlord shall pay for all costs (if any) required to bring the Property into compliance with all Private Restrictions, laws, ordinances, orders, rules and regulations promulgated by any state, federal, or local authorities in effect as of the date Landlord executes the Lease. This representation and warranty, and Landlord's obligations hereunder are limited to improvements constructed by Landlord, its affiliates, or contractors. Landlord hereby represents to tenant that Landlord has received no notice from any public agency regarding any violation of any Private Restrictions, laws, ordinances, orders, rules and regulations promulgated by any state, federal, municipality or other agency or body having or claiming jurisdiction thereof and is unaware of any such violation.

This representation and warranty (and any similar representation or warranty in this Lease) shall pertain only to work actually performed by Landlord or contractors employed by Landlord and shall not apply to any work performed by Tenant as a subtenant in the Building prior to the execution of this Lease or any work performed by Tenant's predecessor, Lam Research Corporation. The parties acknowledge that Tenant has occupied the Building since March 7, 2003.

Section 4.8

Landlord represents and warrants to the best of its knowledge, that as of the date Landlord executes the Lease, the Leased Premises, Building and Property and all existing tenant improvements therein comply with the building codes of the governing authorities and with the regulations of Landlord's insurance carrier as of the date of construction was completed. This representation and warranty is limited to the improvements constructed by Landlord and its contractors. In the event that this warranty is not correct, Landlord shall correct any defect at its sole cost.

This representation and warranty (and any similar representation or warranty in this Lease) shall pertain only to work actually performed by Landlord or contractors employed by Landlord and shall not apply to any work performed by Tenant as a subtenant in the Building prior to the execution of this Lease or any work performed by Tenant's predecessor, Lam Research Corporation. The parties acknowledge that Tenant has occupied the Building since March 7, 2003.

Section 4.14

Landlord shall indemnify and hold Tenant harmless from any claims, costs damages asserted against Tenant as a result of Hazardous Material contamination of the Property existing prior to the date that Mattson subleased the Premises from Lam, as set forth above, to the extent the same was not exacerbated by the conduct of Tenant.

Section 4.14C

Landlord acknowledges and agrees to Tenant's current use of the Hazardous Materials (and in the quantities) set forth on Exhibit B, attached hereto. Tenant represents and warrants that it has all required approvals to use such Hazardous Materials and shall provide Landlord evidence of such approvals within five (5) days of the execution of the Lease.

Section 5.1B

Except as may be otherwise expressly set forth in the Lease or this Addendum for casualty losses, Landlord shall, at Landlord's cost during the term of this Lease, repair the structural portions of the building which include the footings, concrete floor, concrete walls, columns, and roof (other than routine maintenance and repair costs and the cost to replace the roof membrane which are governed by Section 13.12.C), (provided however that Tenant shall pay the cost to repair any damage caused by Tenant, and normal maintenance expenses such as painting). In addition, Landlord at its expense shall be obligated to repair damage attributable to "Latent Defects". A "Latent Defect" shall mean a defect in construction or operation that impairs the utility of the defective system or portion of the Building, Leased Premises, Outside Area, or Property for the purpose that it was constructed, provided however, that a Latent Defect shall not include a defect which has not caused substantial and material damage to the Building, Leased Premises, Outside Area, or Property. Tenant hereby acknowledges that it is unaware of any "latent defects" and that tenant has occupied the property since March 7, 2003. This obligation of Landlord shall pertain only to work actually performed by Landlord or contractors employed by Landlord and shall not apply to any work performed by Tenant or any work performed by Tenant's predecessor, Lam Research Corporation. The parties acknowledge that Tenant has occupied the Building since March 7, 2003.

Notwithstanding anything to the contrary contained herein, Tenant's obligation to repair (or pay the costs thereof) shall not extend to (1) damage and repairs due to casualty which Landlord is required to insure against provided that Tenant shall pay any insurance deductible amounts as required pursuant to the terms of this Lease, (2) damage caused in whole or in part by the negligence or willful misconduct of Landlord or Landlord's agents, contractors, or employees (but only to the extent of said negligence or misconduct), (3) repairs for which Tenant has already paid as Property Maintenance Costs or repairs or costs expressly excluded from Tenant's responsibility under Section 13.12.C; (4) damage arising from Landlord's failure to comply with the provisions of this Lease including, without limitation, Landlord's repair obligations pursuant to this section; and repairs covered by valid warranties.

Section 6.1

Notwithstanding anything to the contrary in this Lease, Tenant shall be permitted to construct improvements to the interior of the space without obtaining Landlord's prior written consent provided however, that such improvements shall: (i) not exceed a cost of twenty five thousand dollars ($25,000) in any calendar year, (ii) shall be interior only, (iii) shall not affect the structure of the Building, (iv) shall not involve demolition to work constructed by Landlord, (v) Tenant shall advise Landlord of the work to be constructed and with each such improvement will provide to Landlord reproducible drawings showing the improvements to be constructed by Tenant and existing adjacent improvements. No later than 30 days after construction, Landlord and Tenant shall agree upon the restoration cost relating to such improvements that will be added to the Mattson Restoration Cost as set forth in Section 2.6 above and if they do not so agree, the matter shall be determined by binding arbitration through the Judicial Arbitration and Mediation Services ("JAMS") in San Jose, California and if none exits at the time of such controversy then to the JAMS in San Francisco, and if none exists at the time of such controversy then to the American Arbitration Association ("AAA") with the hearing to be held in San Jose, California. The costs of the arbitration, including all arbitration fees, and costs for the use of facilities during the hearings, shall be advanced equally by the parties to the arbitration. All such fees and costs together with attorneys' fees and costs, including expert witness costs of the parties and attorneys' fees and costs incurred in enforcing any judgment, may be awarded to the prevailing or most prevailing party at the discretion of the arbitrator. The provisions of Sections 1282.6, 1283, and 1283.05 of the California Code of Civil Procedure apply to the arbitration. The arbitrator shall not have any power to alter, amend, modify or change any of the terms of this Agreement nor to grant any remedy which is either prohibited by the terms of this Agreement, or not available in a court of law. The arbitrator shall issue a final decision within thirty (30) days of the conclusion of testimony unless otherwise agreed to by the parties. Only one arbitrator shall be necessary for any arbitration hereunder. In the event JAMS is utilized the arbitrator shall be a retired judge of the superior court in the county where the arbitration is held and shall be selected by JAMS from a panel of five arbitrators, two of which may be objected to which each party, in which event such objected to arbitrators shall not act as the arbitrator hereunder. Any arbitrator not objected to be either party may serve as the arbitrator hereunder. Notwithstanding the foregoing, the parties may mutually agree upon a single arbitrator. In the event the AAA is utilized the arbitrator shall be a retired judge of any Superior Court of California and shall be selected by the AAA in the same manner as provided above for the selection of an arbitrator by JAMS. In the event the AAA is utilized, the arbitration shall be held in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

Section 7.2

Notwithstanding anything to the contrary herein above, Tenant may assign this Lease, or sublet any portion thereof to any of the following: (i) any corporation or other entity which controls, is controlled by, or is under common control with Tenant; (ii) any corporation or other entity resulting from the merger or consolidation of Tenant; and (iii) any corporation, partnership, other entity or person which acquires a controlling interest in the corporate stock of Tenant or acquires substantially all of the assets of Tenant as a going concern of the business that is being conducted on the Leased Premises, provided, however, that no such assignment shall reduce or alter Tenant's liability under the terms of this Lease (referred to herein as a "Permitted Transfer" or a "Permitted Transferee").

Section 8.2

Landlord's Indemnification of Tenant. Subject to Tenant's obligations under the terms of this Lease, Landlord shall defend, indemnify, and hold Tenant harmless from and against any and all losses, costs, expenses, liabilities, claims causes of action and damages of all kinds that may result to Tenant, including reasonable attorneys' fees and disbursements incurred by Tenant, arising from (i) the disturbance of Tenant's quiet possession by Landlord, by persons deriving title from Landlord, because of liens or encumbrances incurred or suffered by Landlord; (ii) because of title paramount to Landlord's; (iii) because of any defect in Landlord's power or authority to execute and undertake Landlord's obligations under this Lease; or (iv) because of any failure by Landlord to perform any of its obligations under this Lease. Landlord's duty to indemnify Tenant under this Section 8.2 shall survive the expiration or earlier termination of this Lease.

Landlord covenants with Tenant that, subject to Tenant's compliance with the terms of this Lease, Tenant shall and may peaceably and quietly have, hold, and enjoy the Leased Premises for the Term of this Lease, and any renewals, or extensions thereof, and that neither Landlord, nor any party claiming under or through Landlord, shall disturb the use or occupancy of the Leased Premises by Tenant and Landlord shall defend Tenant's right to such use and occupancy.

Section 9.1

In the event that Landlord desires to inspect Tenant's insurance policies, Tenant may require that Landlord or its agents agree in writing not to disclose the exact wording or form of any proprietary information to a third party.

So long as Tenant maintains commercial liability insurance with an amount not less than ten million dollars ($10,000,000) and otherwise complies with the provisions of section 9.1 of the Lease (including the obligation to name Landlord as an additional insured), Tenant shall not be required to provide an endorsement specifically stating that the limits of insurance and the aggregate apply to the Premises.

Tenant's insurance required pursuant to section 9.1 A. (2) shall only apply to tenant improvements that would become Landlord's property upon the expiration of the term of the Lease.

Tenant's insurance required pursuant to section 9.1 A. (5) shall not apply so long as Tenant prohibits consumption of alcoholic beverages at the Premises.

Section 9.1 C

If Landlord's lender, insurance broker, advisor or counsel reasonably determines at any time that the form or amount of any coverages set forth in Section 9.1 (A) violates this Lease, Landlord shall provide Tenant with written notice specifying the basis for Landlord's determination. Tenant shall have fifteen (15) days to bring its insurance into compliance or object to Landlord's interpretation. In the event that Tenant objects to Landlord's determination, the parties agree to submit to binding arbitration before the American Arbitration Association. The prevailing party shall be reimbursed for the reasonable costs for the arbitration.

Section 10.3C

Landlord shall not have the right to terminate with respect to an uninsured peril unless the amount of the loss exceeds $10,000 and in such event Tenant can avoid such termination by paying the entire amount of such loss within five (5) days of Landlord's notice to Tenant of Landlord's election to terminate.

Section 11.5

The following is added to the first sentence of Section 11.5:

(v) the unamortized value of Tenant's leasehold interest in the Leased Premises, (vi) Tenant's improvements to the extent paid for by Tenant, (vii) any expense of Tenant reasonably attributable to said Condemnation, and (viii) any compensation payable to Tenant by reason of the payment by Tenant of rent in excess of the rent payable by Tenant under this Lease in order to obtain alternate space.

Section 13.6

If Tenant fails to respond to the first ten (10) day notice of default, Landlord shall deliver a second five (5) day notice which may be in the form of a notice to cure or quit pursuant to California Civil Code Section 1161.

Section 13.10

Any notices to Tenant, including but not limited to those notices in Section 10.3C and 13.6 above, shall be addressed and delivered to Tenant's Chief Executive Officer, Chief Financial Officer and General Counsel, at the address set forth in Article 1.

Section 13.12A

Notwithstanding anything to the contrary contained herein, Tenant shall not be obligated to pay (a) interest on Real Property Taxes or penalties resulting from Landlord's failure to pay Real Property Taxes provided that Tenant shall have paid said amount to Landlord prior to the delinquency date for said payments; (b) any increases in Real Property Taxes attributable to additional improvements to the Building and/or Property unless such improvements are constructed for Tenant's sole benefit.

Section 13.12 B Landlord's Insurance Costs

Notwithstanding any provision in this lease to the contrary, provide that Tenant has not caused damage to the Building, Tenant's maximum payment of Landlord's insurance deductible amount shall be limited to five hundred thousand dollars ($500,000.00) per any twelve (12) month period.

Section 13.12-C

All Property Maintenance Costs that Tenant is obligated to pay pursuant to the terms of this Lease shall be reasonable and shall be directly related to operation of the Building and/or the Property. Notwithstanding anything to the contrary contained herein, Property Maintenance Costs shall not include the following: (a) advertising costs, legal fees or brokerage commissions incurred in connection with leasing except required to compensate Landlord following a default by Tenant; (b) repairs, alterations, additions, improvements or replacements made to rectify or correct any Latent Defect as defined in section 5.1 of this Lease or which are otherwise Landlord's responsibility pursuant to Section 5.1 of this Lease; (c) intentionally omitted, (d) damage and repairs attributable to condemnation, fire or other casualty except for insurance deductibles which Tenant is obligated to pay which shall be Property Maintenance Expenses; (e) damage and repairs covered under any insurance policy carried by Landlord in connection with the Building and/or Property; (f) damage and repairs necessitated by the negligence or willful misconduct of Landlord or Landlord's employees, contractors or agents; (g) executive salaries or salaries of service personnel to the extent that such service personnel perform services other than in connection with the management, operation, repair or maintenance of the Property; (h) Landlord's general overhead expenses not related to the Property; (i) payments of principal or interest on any mortgage or other encumbrance; (j) depreciation; (k) legal fees, accountants' fees and other expenses incurred in connection with disputes with the enforcement of any defense of Landlord's title to or interest in the Building or Property or any part thereof; (l) intentionally omitted, (m) costs or fines arising from Landlord's violation of any governmental rule or authority; (n) intentionally omitted, (o) the cost of any service provided to Tenant for which Landlord is entitled to be reimbursed from a third party; (p) costs exceeding those Tenant proves are obtainable through reasonably competitive bidding procedures consistent with the scope of work performed; and (q) costs covered by warranty payments from subcontractors or material suppliers or attributable to items warrantied by Landlord pursuant to Section 5.1 of this Lease.

In addition, should any single item which is characterized as a "capital" item under generally accepted accounting principles that has a useful life of more than five years be replaced at a cost of greater than $50,000 ("Major Item"), Mattson shall pay the first $50,000 of the cost of such replacement with the balance of the cost amortized with interest equal to Landlord's Interest Rate over the actual reasonably estimated useful life of the Major Item (i.e. not limited by the tax code). The total of such Major Items shall not exceed $150,000 in any one calendar year. This does not apply to any special purpose equipment installed and/or operated by Mattson ("special equipment") or any item that fails as a result of the special equipment; the cost of any such items or special equipment shall be at Mattson's sole cost and expense. Mattson shall pay the full cost of maintaining or replacing its special equipment.

At Tenant's request, Landlord shall provide a statement of Property Maintenance Costs which shall be itemized, signed and certified to be correct by Landlord. Landlord shall keep at its office for a period of at least twelve (12) months after the expiration of each calendar year, full and accurate books, records and supporting documents in connection with Landlord's statement. Tenant or Tenant's agent shall have the right at all reasonable times within said twelve (12) month period to inspect such books, records and supporting documents, to challenge the accuracy of any Property Maintenance Costs and to procure an audit. In the event an audit of the records results in a determination that the Property Maintenance Costs charged to Tenant were in excess of 5% more than the actual Property Maintenance Costs, Landlord shall pay for the reasonable cost of such audit.

Section 14.5

Landlord's Interest Rate: Throughout the Lease where Tenant is obligated to pay interest to Landlord, Tenant shall so pay interest at an annual interest rate equal to the Wells Fargo National Bank Prime Lending Interest Rate, as determined from time to time by Wells Fargo National Bank, plus three percent (3%). In the event that such interest rate is not available, Landlord in its reasonable opinion shall select another major regional national bank which publishes a prime lending rate of interest to use as a reference rate to which three percent (3%) shall be added.

Section 15

Option to Renew: Landlord hereby grants to Tenant one (1) option to renew the Lease for an additional five (5) years (the Renewal Term). The Renewal Term shall commence upon the expiration of the initial lease term such that there shall not be a gap in the time between the Lease Term, and the Renewal Term. The Option to Renew is not transferable and applies only to Mattson or a Permitted Transferee. The following shall apply to such renewal option:

1. The lease of the Leased Premises for the Renewal Term shall be on the same terms and conditions as set forth in the Lease, except:

A. That the Base Monthly Rent for the Leased Premises during the Renewal Term shall be as set forth below in Paragraph 3, and

B. That the Security Deposit shall be increased to the Base Monthly Rent determined in Paragraph 3 (the "Increased Security Deposit Amount").

2. Tenant shall notify Landlord of Tenant's exercise of its right to renew the Lease for the Renewal Term only by giving to Landlord written notice no more than eight (8) months prior to the Renewal Commencement Date nor fewer than six (6) months prior to the Renewal Commencement Date (time is expressly of the essence to Landlord). Any attempted exercise of this Option made other than within the time period stated or in the manner stated shall be void and of no force or effect. In the event that Tenant does not or is not entitled to exercise its option Tenant shall have no further rights hereunder.

3. If Tenant shall have properly and timely exercised its right to extend the term of the Lease, the term of the Lease shall be so extended for the Renewal Term on the same terms and conditions contained in the Lease; provided, however, the Base Monthly Rent for each month of the Renewal Term shall be calculated as follows: The new Base Monthly Rent for the Renewal Term shall be the Then Market Rental Rate for the Lease Premises.

4. The term "Then Monthly Market Rental Rate" shall be determined by mutual agreement between Landlord and Tenant or, in the event such agreement cannot be made within ten (10) days from the date Tenant shall have exercised this option, Landlord and Tenant shall each appoint a real estate appraiser with at least five (5) years full-time commercial/industrial appraisal experience in Alameda County to appraise and determine the fair market monthly rental rate of the Leased Premises. As used herein, the "Then Monthly Market Rental Rate" payable by Tenant for the Renewal Term shall mean the Base Monthly Rent for the highest and best use for comparable space at which non-equity tenants, as of the commencement of the lease term for the Renewal Term, will be leasing non-sublease, non-equity, unencumbered space comparable in size, location and quality to the Premises for a comparable term, which comparable space is located in other comparable buildings in the vicinity of the Building, in its then existing condition. The Then Monthly Market Rental Rate shall include the periodic rental increases that would be included for space leased for the period of the Extended Term and shall include equitable adjustments for applicable market concessions and transaction expenses for comparable R&D/manufacturing buildings. If either party does not appoint an appraiser within ten (10) days after the other party has given notice of the name of its appraiser, the other party can then apply to the President of the Alameda County Real Estate Board or the presiding Judge of the Superior Court of that County for the selection of a second appraiser who meets the qualifications stated above. The failing party shall bear the cost of appointing the second appraiser and of paying the second appraiser's fee. The two appraisers shall attempt to establish the Then Monthly Market Rental Rate for the Leased Premises. If the two appraisers are unable to agree on the Then Monthly Market Rental Rate for the Leased Premises within ten (10) days after the second appraiser has been selected or appointed, then the two appraisers shall attempt to select a third appraiser meeting the qualifications stated above. If they fail to agree on a third appraiser, either party can follow the above procedure for having an appraiser appointed by the Real Estate Board or a judiciary. Each of the parties shall bear one-half (1/2) of the cost of appointing the third appraiser and of paying the third appraiser's fee. Unless the three appraisers are able to agree on the Then Monthly Market Rental Rate for the Leased Premises within ten (10) days after the selection or appointment of the third appraiser, the two appraisal amounts being calculated most closely together, after having discarded the appraisal amount which most greatly varies from the other two appraisal amounts, shall be added together then divided by two (2). The resulting rental amount shall be defined as the Then Monthly Market Rental Rate for the Leased Premises. It is acknowledged that the Then Monthly Market Rental Rate may increase over time based upon the agreement of the parties or the decision of the arbitration (i.e. rent escalators) and/or the Then Monthly Market Rental Rate may contain a period of reduced Base Monthly Rent based upon the agreement of the parties or the decision of the arbitration.

Section 16

The Premises are hereby leased to Tenant in and "as in" condition.

Section 17

Landlord shall provide Tenant with an allowance for general purpose interior improvements to be reasonably approved by Landlord in the amount of two hundred fifty one thousand eight hundred twenty dollars ($251,820.00). At Landlord's sole option Landlord may provide Tenant with an additional allowance for general purpose interior improvements to be reasonably approved by Landlord in the amount of two hundred fifty one thousand eight hundred twenty dollars ($251,820) in which case the Base Monthly Rent shall be increased by three thousand one hundred ninety dollars ($3,190.00).

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Addendum To Lease with the intent to be legally bound thereby to be effective as of the date above written.

AS LANDLORD:

Renco Equities IV

A California limited partnership

By: /s/ William N. Neidig, Trustee

Title: Executive Vice President

By: /s/ Donald E Vermeil, Trustee

Title: General Partner

Dated: September 16, 2005

AS TENANT: Mattson Technology, Inc. a Delaware corporation By: /s/ David Dutton Title: Chief Executive Officer By: /s/ John Horn Title: Vice President and General Counsel Dated: September 6, 2005

ADDENDUM

Exhibit A

Tenant's Equipment and Trade Fixtures To Remain

Air Handlers
Boilers
Chilled Water Pumps
Hot Water Pumps
Exhaust Fans
Fire Monitoring System
PIV Valves
Water Sprinkler Valves
Natural Gas Shutoffs
Security Systems
Lighting Controls

It is specifically acknowledged and agreed the above referenced list does not create any implication or agreement as to what constitutes personal property, trade fixtures or leasehold improvements. The language of the amendment and this exhibit is only intended to set forth specific items that shall remain regardless as to their classification.

ADDENDUM

Exhibit B

List of Hazardous Materials

Those materials set forth in that certain City of Fremont Unified Program Consolidated Form Facility Information Business Owner/Operator Identification form with a beginning date of March 1, 2005 and an ending date of February 15, 2006 and signed by James Oswalt, P.E.CSP on March 3, 2005 consisting of 32 pages plus a one page Placarding and Labeling form and a one page Inspection Log.